Filed Pursuant to Rule 424(b)(5)

Registration No. 333-118220

Prospectus Supplement

June 2, 2005

(To Prospectus dated March 21, 2005)

$250,000,000

Radian Group Inc.

5.375% Senior Notes due 2015

Radian Group Inc. is offering $250 million aggregate principal amount of its 5.375% senior notes due 2015 (the “notes”). The notes will mature on June 15, 2015 and will bear interest at the rate of 5.375% per year. Interest on the notes will be paid semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2005. We may redeem the notes at any time or from time to time, in whole or in part, at a redemption price as described in this prospectus supplement in the section entitled “Description of Notes—Optional Redemption.”

The notes will be our general unsecured senior obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

Investing in the notes involves risks. See “ Risk Factors” beginning on page S-4 of this prospectus supplement and page 3 of the accompanying prospectus.

	Per Note	Total
Public offering price(1)	99.822%	$249,555,000
Underwriting discount	0.650%	$1,625,000
Offering proceeds to Radian Group Inc., before expenses(1)	99.172%	$247,930,000

(1)	Plus accrued interest, if any, from June 7, 2005, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to investors on or about June 7, 2005 only in book-entry form through the facilities of The Depository Trust Company.

Joint Book-Running Managers

Banc of America Securities LLC	Bear, Stearns & Co. Inc.

Barclays Capital

Fifth Third Securities, Inc.

Goldman, Sachs & Co.

JPMorgan

KeyBanc Capital Markets

RBS Greenwich Capital

Wells Fargo Securities

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with additional or different information. You should not assume that the information provided by this prospectus supplement or the accompanying prospectus is accurate as of any date other than the dates on their respective front pages. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons who come into possession of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. You may obtain the information incorporated by reference into this prospectus supplement and the accompanying prospectus without charge by following the instructions under “Where You Can Find More Information” in the accompanying prospectus.

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SUMMARY

This summary contains basic information about us, our subsidiaries, the notes and this offering. Because this is a summary, it does not contain all of the information that you should consider before investing in our notes. You should carefully read this summary together with the more detailed information, financial statements and notes to the financial statements contained elsewhere or incorporated by reference into this prospectus supplement or the accompanying prospectus. To fully understand this offering, you should read all of these documents. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information in this prospectus supplement shall control. Unless otherwise indicated, all references in this prospectus supplement and the accompanying prospectus to “the Company,” “we,” “us” and “our” refer to Radian Group Inc., and the term “Radian Group” refers to the Radian Group Inc. and its subsidiaries.

Radian Group Inc.

Radian Group Inc. is a leading credit enhancement provider to the global financial and capital markets. Our subsidiaries provide products and services through three primary business lines: mortgage insurance, financial guaranty and other financial services. Our mortgage insurance business provides mortgage credit protection, primarily via private mortgage insurance, and risk management services to mortgage lending institutions. Our financial guaranty business guaranties full and timely payment of principal and interest when due to the holders of public and structured finance obligations, and reinsures public finance, structured finance and trade credit obligations. Our financial services business consists primarily of our 46% ownership interest in Credit-Based Asset Servicing and Securitization LLC—a mortgage investment and servicing firm specializing in credit-sensitive, single-family residential mortgage assets and residential mortgage-backed securities—and our 41.5% interest in Sherman Financial Services Group LLC—a consumer asset and servicing firm specializing in charged-off and bankruptcy plan consumer assets and charged-off high loan-to-value mortgage receivables.

Our principal executive offices are located at 1601 Market Street, Philadelphia, Pennsylvania 19103, and our telephone number is (215) 564-6600. Radian Group Inc. was incorporated in Delaware in 1992.

Recent Developments

New Chief Executive Officer

On May 5, 2005, Sanford A. Ibrahim became our new Chief Executive Officer and joined our board of directors. Mr. Ibrahim is a 27-year veteran of the banking and mortgage industries and most recently was the President and Chief Executive Officer of GreenPoint Mortgage Funding, Inc., a residential mortgage lender. Herbert Wender was named non-executive Chairman of our board of directors effective May 1, 2005. Frank P. Filipps retired from his positions as our Chairman and Chief Executive Officer on April 30, 2005.

Potential Investigations of Captive Reinsurance Arrangements used in the Mortgage Insurance Industry

We and other companies in the mortgage insurance industry participate in reinsurance arrangements with mortgage lenders commonly referred to as “captive reinsurance arrangements.” Under captive reinsurance arrangements, a mortgage lender typically establishes a reinsurance company that assumes part of the risk associated with that lender’s mortgages that are insured by a mortgage insurer on an individual, mortgage-by-mortgage basis (as compared to mortgages insured in structured transactions, which typically are not eligible for captive reinsurance arrangements). In return for the reinsurance company’s assumption of risk, the mortgage insurer cedes a portion of its mortgage insurance premiums to the reinsurance company. In most cases, the risk assumed by the reinsurance company is an excess layer of aggregate losses that would be penetrated only in a situation of adverse loss development, such as losses brought on by significant national or regional downturns in the real estate market. Captive reinsurance arrangements continue to grow in popularity, and we are increasingly participating in these arrangements at increasing levels of reinsurance.

The anti-referral fee provisions of the Real Estate Settlement Procedures Act (“RESPA”) provide, in essence, that mortgage insurers are prohibited from paying anything of value to a mortgage lender in consideration of the lender’s referral of business to the mortgage insurer. The U.S. Department of Housing and Urban Development, as well as the insurance commissioner or attorney general of any state, may conduct investigations, levy fines and other sanctions or enjoin future violations of RESPA. In addition, the insurance law provisions of many states, including the State of New York, prohibit paying for the referral of insurance business and provide various mechanisms to enforce this prohibition. In addition, we and other mortgage insurers have faced private lawsuits alleging, among other things, that our captive reinsurance arrangements, as well as pool insurance and contract underwriting services, constitute unlawful payments to mortgage lenders under RESPA. Although to date we have successfully defended against all such lawsuits on the basis that the plaintiffs lacked standing, we cannot assure you that we will have continued success defending against similar lawsuits.

On May 16, 2005, we received a letter from the New York Insurance Department seeking information related to all of the captive mortgage reinsurance arrangements that we entered into since January 1, 2000, a list of the lenders associated with each captive along with each captive’s state of domicile and capital/surplus requirements. The letter also included a request for a description of any other arrangements through which we provide any payment or consideration to a lender in connection with mortgage insurance. Our response must be submitted and affirmed as true under penalties of perjury to the New York Insurance Department by June 8, 2005. We are aware that other mortgage insurers have received similar requests from the New York Insurance Department.

In addition to the informational request we received from the New York Insurance Department, recent public reports have indicated that the Colorado and North Carolina insurance commissioners are considering investigating or reviewing captive mortgage reinsurance arrangements. Insurance departments or other officials in other states may also conduct such investigations or reviews. Although we believe that all of our captive reinsurance arrangements transfer risk to the captive reinsurer at a premium rate that is commensurate with the risk, we cannot assure you that we will be able to successfully defend against any alleged violations of RESPA or other laws. We are unable to predict the likelihood or magnitude of any fines or other sanctions that we may face if our captive reinsurance arrangements or other arrangements with our customers are found to be in violation of RESPA or other laws, and we also are unable to predict the effect on our business if we were enjoined from the future use of those arrangements.

The Offering

Issuer	Radian Group Inc.

Securities Offered	$250 million in aggregate principal amount of our 5.375% senior notes due June 15, 2015.

Issue Price	99.822% of principal amount.

Maturity Date	June 15, 2015.

Interest Payment Dates	Interest on the notes will be payable semiannually in arrears on June 15 and December 15 of each year, beginning on December 15, 2005.

Ranking	The notes will be our general unsecured senior obligations and will rank equally with all of our other unsecured unsubordinated indebtedness from time to time outstanding.

Optional Redemption

We may redeem the notes at any time or from time to time, in whole or in part, at a redemption price calculated as described in this prospectus supplement under the caption “Description of Notes—Optional Redemption.”

Use of Proceeds

We intend to use the net proceeds from the sale of the notes to redeem all $219.3 million in aggregate principal amount of our outstanding 2.25% Senior Convertible Debentures due 2022, and the balance for general corporate purposes.

Risk Factors

You should carefully consider all of the information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, should carefully read the “Risk Factors” sections beginning on page S-4 of this prospectus supplement and on page 3 of the accompanying prospectus.

Listing

We do not intend to apply for listing of the notes on any securities exchange or the quotation of the notes on any automated quotation system. See “Risk Factors—There is no public market for the notes.”

For additional information concerning the notes, see “Description of Notes.”

RISK FACTORS

This section describes risks involved in purchasing the notes. Before you invest in the notes, you should consider carefully the following risks, in addition to the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. In particular, the risks inherent in our business are described under “Risk Factors” in the accompanying prospectus. In addition, you should consider the risks described in the section of this prospectus supplement entitled “Recent Developments—Potential Investigations of Captive Reinsurance Arrangements used in the Mortgage Insurance Industry.” Our business, financial condition, or results of operations could be materially adversely affected by any of these risks, which could adversely affect the value of our securities, including the notes, which in turn could cause you to lose all or part of your investment.

The notes will rank junior to the claims of our secured creditors. In addition, because of our holding company structure, the notes will effectively be subordinated to all indebtedness and liabilities of our subsidiaries.

The notes will effectively rank junior to our secured indebtedness, if any, to the extent of the underlying collateral. We do not currently have any secured indebtedness, but the senior indenture under which the notes will be issued does not restrict us from incurring secured indebtedness in the future. In addition, because we conduct substantially all of our operations through our subsidiaries, claims of holders of the notes will effectively rank junior to the indebtedness and other liabilities of our subsidiaries. In any liquidation, dissolution, bankruptcy or other similar proceeding involving one of our subsidiaries, our right and the rights of the holders of the notes to participate in the assets of the subsidiary effectively will be subordinated to the claims of creditors of the subsidiary (including any policy holders, trade creditors, debt holders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders) and, following payment by the subsidiary of its liabilities, the subsidiary may not have sufficient assets remaining to make payments to us as a stockholder or otherwise. In addition, if we were to cause a subsidiary to pay a dividend to enable us to make payments in respect of the notes, and such transfer were deemed an unlawful distribution, we could be required to return the payment to (or for the benefit of) the creditors of that subsidiary. This would adversely affect our ability to make payments to you as a holder of the notes.

As of the date of this prospectus supplement, our outstanding unsecured indebtedness (other than short-term borrowings and accounts payable) is approximately $717.04 million. As of the date of this prospectus supplement, our subsidiaries had no outstanding indebtedness. We and our subsidiaries may incur additional indebtedness in the future.

These notes are not guaranteed; if our insurance subsidiaries are not able to transfer adequate funds to us, our ability to pay the principal of, and any premium or interest on the notes, as well as our ability to redeem the notes, could be affected.

None of our subsidiaries have guaranteed the notes, which will be our direct, unsecured obligations. Although we have entered into cost-sharing and expense allocation agreements with certain of our principal subsidiaries, our subsidiaries have no direct obligation to pay interest, principal or redemption price on the notes. We depend primarily upon the transfer of funds from our insurance subsidiaries to pay interest, principal and any redemption price on the notes. Our subsidiaries’ ability to pay dividends or make other payments to us is subject to regulatory restrictions. We cannot guarantee you that our operating subsidiaries will be able to transfer funds to us at times and in amounts necessary to allow us to pay interest, principal and any redemption price on the notes. See “Risk Factors—Risks Affecting Our Company—As a holding company, we depend on our subsidiaries’ ability to transfer funds to us to pay dividends and to meet our obligations” in the accompanying prospectus for a discussion of the reasons why our insurance company subsidiaries may not be able to transfer funds to us in a timely fashion, if at all.

There is no public market for the notes.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. The underwriters have advised us that they presently intend to make a market in the notes after completion of this offering. However, they are under no obligation to do so and may discontinue any market—making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

We cannot assure you as to the market price for the notes; therefore, you may suffer a loss.

We cannot assure you as to the market price for the notes. If you are able to resell your notes, the price you receive will depend on many other factors that may vary over time, including:

•	the number of potential buyers;

•	the level of liquidity of the notes;

•	ratings of our insurance subsidiaries’ financial strength and claims paying ability published by major credit ratings agencies;

•	our financial performance;

•	the amount of total indebtedness we have outstanding;

•	the level, direction and volatility of market interest rates generally;

•	the market for similar securities;

•	the repayment and redemption features of the notes; and

•	the time remaining until your notes mature.

As a result of these and other factors, you may be able to sell your notes only at a price below that which you believe to be appropriate, including a price below the price you paid for them.

The notes may be redeemed before maturity and you may not be able to reinvest the redemption proceeds and obtain a comparable return.

We may redeem the notes, in whole or in part, at our option at any time or from time to time. Prevailing interest rates at the time we redeem the notes may be lower than the interest rate on the notes. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate equal to or higher than the interest rate borne by the notes. See “Description of the Notes—Optional Redemption” for a more detailed description of the conditions under which we may redeem the notes.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

All statements in this prospectus supplement and the accompanying prospectus (including statements incorporated by reference) that address operating performance, events or developments that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and the U.S. Private Securities Litigation Reform Act of 1995. Generally, words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue” and “believe,” and the negative of or other variations of these and other similar expressions identify forward-looking statements. These forward-looking statements are made on the basis of our current views and assumptions regarding future events, and they are subject to risks and uncertainties, including those identified in the sections of this prospectus supplement and the accompanying prospectus entitled “Risk Factors.” These forward-looking statements are made only as of the dates on the respective front pages of the prospectus supplement and of the accompanying prospectus and we do not intend to and disclaim any duty or obligation to update or revise any forward-looking statements made in this prospectus supplement or the accompanying prospectus to reflect new information or future events or for any other reason.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the notes to redeem all of our outstanding 2.25% Senior Convertible Debentures due 2022, and the balance for general corporate purposes. As of the date of this prospectus supplement, the aggregate principal amount outstanding of our 2.25% Senior Convertible Debentures due 2022 was $219.3 million.

CAPITALIZATION

The following table shows, as of March 31, 2005: (1) our actual capitalization; (2) our capitalization as adjusted to give effect to the sale of the notes (but not to any repayment of our 2.25% Senior Convertible Debentures due 2022 as discussed under “Use of Proceeds”); and (3) our capitalization as further adjusted to give effect to the redemption of our 2.25% Senior Convertible Debentures due 2022. You should read this table in conjunction with our consolidated financial statements and the related notes, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	March 31, 2005
	Actual	As adjusted to give effect to the notes	As further adjusted to give effect to repayment of 2.25% debentures due 2022
	(dollars in thousands)
Debt:
Long-term Debt
5.375% Senior Notes due 2015	$0	$250,000	$250,000
2.25% Senior Convertible Debentures due 2022	219,337	219,337	0
5.625% Senior Notes due 2013	248,379	248,379	248,379
7.75% Debentures due June 1, 2011	249,322	249,322	249,322

Total Debt	717,038	967,038	747,701

Stockholders’ equity:
Common Stock: par value $.001 per share; 200,000,000 shares authorized; 96,685,308 shares issued	97	97	97
Treasury Stock: 10,279,599 shares	(469,882)	(469,882)	(469,882)
Additional paid-in capital	1,289,526	1,289,526	1,289,526
Retained earnings	2,511,469	2,511,469	2,511,469
Accumulated other comprehensive income	115,382	115,382	115,382

Total stockholders’ equity	3,446,592	3,446,592	3,446,592

Total capitalization	$4,163,630	$4,413,630	$4,194,293

RATIO OF EARNINGS TO FIXED CHARGES AND TO COMBINED

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table shows our historical ratio of earnings to fixed charges and to combined fixed charges and preferred stock dividends from continuing operations. The following table also shows our pro forma ratio of earnings to fixed charges for the three months ended March 31, 2005 and the fiscal year ended December 31, 2004, which give effect to the application of net proceeds from this offering to redeem all of our outstanding 2.25% Senior Convertible Debentures due 2022. Earnings consist of income from continuing operations before income taxes, extraordinary items, cumulative effect of accounting changes, equity in net income of affiliates and fixed charges. Fixed charges consist of interest expense and capitalized interest and an estimate of interest expense within rental expense. Combined fixed charges and preferred stock dividends consist of fixed charges, as defined above, and the amount of pre-tax earnings required to pay the dividends on our preferred stock.

	Three Months Ended March 31,		Fiscal Years Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
Ratio of earnings to fixed charges	18.3x	17.9x	17.8x	12.1x	18.3x	25.0x	151.1x
Ratio of earnings to combined fixed charges and preferred stock dividends	18.3x	17.9x	17.8x	12.1x	15.7x	21.6x	63.4x
Pro forma ratio of earnings to fixed charges	15.0x	—	14.5x	—	—	—	—

SELECTED CONSOLIDATED FINANCIAL DATA

The following table summarizes our consolidated financial information for the periods presented. The financial information below as of the end of and for each of the years in the five-year period ended December 31, 2004 has been derived from our audited financial statements. The selected historical consolidated financial data should be read in conjunction with the financial statements, including the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” which are included in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q previously filed with the SEC. The financial information below as of and for the three months ended March 31, 2005 and 2004 has been derived from the unaudited consolidated financial statements that are included in our Quarterly Reports on Form 10-Q previously filed with the SEC. The results of past accounting periods are not necessarily indicative of the results to be expected for any future accounting period. See “Where You Can Find More Information” in the accompanying prospectus for information regarding our publicly available filings with the SEC.

	Three Months Ended March 31,		Year Ended December 31,
	2005	2004	2004	2003	2002	2001(1)	2000
	(in millions, except per-share amounts and ratios)
Condensed Consolidated Statements of Income
Net premiums written	$214.8	$181.4	$1,082.5	$1,110.5	$954.9	$783.6	$544.3

Net premiums earned	$247.0	$243.4	$1,029.5	$1,008.2	$847.1	$715.9	$520.9
Net investment income	50.9	49.7	204.3	186.2	178.8	147.5	82.9
Net gains on sales of investments	11.5	26.7	50.8	17.4	10.5	6.8	4.2
Change in fair value of derivative instruments	(9.0)	4.6	47.1	4.1	(13.0)	(5.8)	—
Other income	6.1	8.4	32.3	63.3	44.4	42.5	7.4
Total revenues(2)	306.6	332.8	1,364.1	1,279.2	1,067.8	906.9	615.4
Provision for losses	109.5	114.8	456.8	476.1	243.4	208.1	154.3
Policy acquisition costs and other operating expenses	81.0	75.4	327.5	339.6	276.1	216.8	108.6
Interest expense	9.0	9.7	34.7	37.5	28.8	17.8	—
Equity in net income of affiliates	51.3	32.5	180.6	105.5	81.8	41.3	—
Pretax income	158.4	165.5	725.6	531.5	601.3	505.5	352.5
Net income	115.6	120.0	518.7	385.9	427.2	360.4	248.9
Diluted net income per share(3)(4)	$1.24	$1.22	$5.33	$3.95	$4.27	$3.88	$3.22
Cash dividends declared per share	$.02	$.02	$.08	$.08	$.08	$.075	$.06
Average shares outstanding-diluted	94.3	98.9	97.9	98.5	99.5	92.0	76.3

Condensed Consolidated Balance Sheets
Total assets	$6,722.6	$6,541.1	$7,000.8	$6,445.8	$5,393.4	$4,438.6	$2,272.8
Total investments	5,223.2	5,130.2	5,470.1	5,007.4	4,200.3	3,369.5	1,750.5
Unearned premiums	735.8	656.3	770.2	718.6	618.1	513.9	77.2
Reserve for losses and loss adjustment expenses	797.7	786.1	801.0	790.4	624.6	588.6	390.0
Short-term and long-term debt	717.0	717.5	717.6	717.4	544.1	324.1	—
Redeemable preferred stock	—	—	—	—	—	40.0	40.0
Stockholders’ equity	3,446.6	3,343.5	3,689.1	3,225.8	2,753.4	2,306.3	1,362.2
Book value per share(4)	$39.89	$35.63	$39.98	$34.31	$29.42	$24.54	$17.97

Selected Ratios—Mortgage Insurance(5)
Loss ratio	50.9%	47.4%	49.2%	40.7%	29.4%	29.4%	29.6%
Expense ratio	25.1	26.5	26.6	25.8	26.6	25.3	20.9

Combined ratio	76.0%	73.9%	75.8%	66.5%	56.0%	54.7%	50.5%

Selected Ratios—Financial Guaranty(5)
Loss ratio	21.2%	45.8%	26.0%	67.1%	26.2%	27.2%	n/a
Expense ratio	53.3	45.7	45.9	38.8	33.0	40.8	n/a

Combined ratio	74.5%	91.5%	71.9%	105.9%	59.2%	68.0%

Other Data—Mortgage Insurance
Primary new insurance written	$6,044	$9,666	$44,820	$68,362	$48,767	$44,754	$24,934
Direct primary insurance in force	110,146	118,021	115,315	119,887	110,273	107,918	100,859
Direct primary risk in force	25,863	26,906	27,012	27,106	26,273	26,004	24,622
Total pool risk in force	2,383	2,430	2,384	2,415	1,732	1,571	1,388
Other risk in force(6)	1,744	1,206	1,205	1,053	475	348	211

Other Data—Financial Guaranty(7)
Net premiums written	$15	$(24)	$216	$369	$286	$143	—
Net premiums earned	55	36	214	249	187	106	—
Net par outstanding	63,604	61,209	66,720	76,997	66,337	59,544	—
Net debt service outstanding	94,648	94,434	101,620	117,900	104,756	97,940	—

(1)	On February 28, 2001, we acquired Enhance Financial Services Group Inc. The results for 2001 include the results of operations for Enhance Financial Services Group Inc. from the date of acquisition. See Note 1 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2004.
(2)	The prior period presentations have been conformed to the current period presentation by reclassifying gains and losses on sales of investments and change in fair value of derivative instruments as revenues and by classifying equity in net income of affiliates as a separate item following operating expenses.
(3)	Diluted net income per share and average share information per Statement of Financial Accounting Standards No. 128, “Earnings Per Share.” Amounts reported for 2002 and 2003 have been adjusted to reflect the inclusion of shares underlying contingently convertible debt. See Note 1 and 2 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2004.
(4)	All share and per-share data for periods to 2001 have been adjusted to reflect a 2-for-1 stock split in 2001.
(5)	Calculated on a GAAP basis using provision for losses to calculate the loss ratio and policy acquisition costs and other operating expenses to calculate the expense ratio as a percentage of net premiums earned.
(6)	Consists primarily of second lien mortgage insurance risk and other structured mortgage-related insurance risk.
(7)	Amounts for 2005 and 2004 reflect the recapture of previously ceded business by one of the primary insurer customers of our financial guaranty business in the first quarter of each of 2005 and 2004.

DESCRIPTION OF NOTES

Set forth below is a description of the specific terms of the 5.375% senior notes due 2015 that we sometimes refer to in this prospectus supplement as the “notes.” This description supplements, and should be read together with, the description of the general terms and provisions of the notes set forth in the accompanying prospectus under the caption “Description of Debt Securities.” The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying prospectus, the senior indenture, which we sometimes refer to in this prospectus supplement as the “senior indenture,” to be dated as of June 7, 2005, between us and Wells Fargo Bank, National Association, as trustee, which we sometimes refer to in this prospectus supplement as the “trustee,” and the instrument under which we designate the terms of the notes pursuant to the senior indenture.

General

The notes will be issued as a series of debt securities under the senior indenture. The notes will be initially issued in the aggregate principal amount of $250,000,000. We may, without the consent of the holders of the notes, issue additional notes having the same ranking and interest rate, maturity and other terms as the notes (except for the issue price and issue date). Any additional notes having such similar terms, together with the notes, will constitute a single series of debt securities under the senior indenture.

The entire principal amount of the notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on June 15, 2015. The notes are not subject to any sinking fund or mandatory redemption provision. The notes are available for purchase in denominations of $1,000 and any integral multiple thereof.

Interest

Each note will bear interest at the rate of 5.375% per year from the date of original issuance, payable semiannually in arrears on June 15 and December 15 of each year, each of which we sometimes refer to in this prospectus supplement as an “interest payment date,” to the person in whose name such note is registered at the close of business on the fifteenth calendar day prior to such payment date (whether or not a business day). However, in the case of notes that have been called for redemption, interest will in some cases be payable to the holder of the notes on the redemption date. The initial interest payment date will be December 15, 2005. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date. A “business day” means a day other than a Saturday or Sunday or a day on which banking institutions in New York, New York or at a place of payment under the senior indenture are authorized or obligated by law or executive order to remain closed.

Ranking

The notes will be our direct, unsecured and unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated obligations.

Because we are a holding company and our operations are conducted through our subsidiaries, the cash flow and the consequent ability to service our indebtedness, including the notes, depends primarily upon the earnings of our subsidiaries and the distribution of those earnings or upon the payments of funds by those subsidiaries to us. Although we have entered into cost-sharing and expense allocation agreements with certain of our principal subsidiaries, our subsidiaries are separate and distinct legal entities and have no direct obligation, contingent or otherwise, to pay any amounts due pursuant to the notes. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries in most cases is subject to contractual or statutory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. In addition, our subsidiaries’ ability to pay dividends or make other payments to us is subject to various conditions imposed by rating agencies for us to maintain our rating levels. Any right we may have to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) effectively will be subordinated to the claims of such subsidiary’s creditors, including policyholders and trade creditors. In addition, the notes effectively will be subordinated to any of our secured indebtedness to the extent of the assets securing that indebtedness. As of the date of this prospectus supplement, we had $717.04 million of senior indebtedness and no secured indebtedness and our subsidiaries had no indebtedness outstanding. The senior indenture does not restrict the ability of us or our subsidiaries to incur debt.

Optional Redemption

We will have the option to redeem the notes, at any time in whole or from time to time in part, upon not less than 30 nor more than 60 days’ notice, at redemption price, which we sometimes refer to in this prospectus supplement as a “Redemption Price,” equal to the greater of:

(i)  100% of the principal amount of the notes to be redeemed, or

(ii)  the sum of the present values of the remaining scheduled payments of principal of and interest on the notes to be redeemed (not including any portion of such payments of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 25 basis points, as calculated by an Independent Investment Banker.

In each case, the Redemption Price is payable together with accrued and unpaid interest on the notes to be redeemed on the redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date:

•	the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

•	if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Adjusted Treasury Rate shall be calculated on the second business day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed, or “Remaining Life.”

“Comparable Treasury Price” means (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means:

•	each of Banc of America Securities LLC, Bear, Stearns & Co. Inc. and three other nationally recognized investment banking firms that are primary U.S. Government securities dealers specified from time to time by us and their respective successors; provided that, if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer; and

•	any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

If we have given notice of redemption as provided in the senior indenture, the notes to be so redeemed shall, on the date of redemption, become due and payable at the Redemption Price together with any accrued interest thereon, and from and after such date (unless we shall default in the payment of the Redemption Price and accrued interest) such notes shall cease to bear interest. If any note called for redemption shall not be paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the date of redemption at 5.375% per year.

Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in the open market or by private agreement.

Certain Covenants

The notes will include the following additional covenants:

Limitation on Liens of Stock of Designated Subsidiaries

Neither we nor any of our subsidiaries will be permitted to create, assume, incur or permit to exist any indebtedness secured by any lien on the present or future capital stock of any designated subsidiary unless the notes, and at our election, any other indebtedness of ours that is not subordinate to the notes and with respect to which the governing instruments require, or pursuant to which we are otherwise obligated, to provide such security, are secured equally and ratably with such indebtedness for at least the time period this indebtedness is so secured. Notwithstanding the foregoing, we may, without securing the notes or such other indebtedness, incur liens existing on such capital stock before the acquisition thereof by us or by any designated subsidiary so long as (1) such lien was in existence prior to, and is not created in contemplation of or in connection with, such acquisition, (2) such lien will not apply to capital stock of any other designated subsidiary and (3) such lien will secure only those obligations which it secures on the date of such acquisition, and extensions, renewals and replacements of the foregoing liens that do not increase the outstanding principal amount secured by such liens and do not extend to capital stock of any other designated subsidiary.

Limitation on Sales of Capital Stock of Designated Subsidiaries

Neither we nor any of the designated subsidiaries will be permitted to issue, sell, transfer or dispose of capital stock of a designated subsidiary, except to us or one of our subsidiaries that agrees to hold the transferred shares subject to the terms of this sentence, unless (1) we dispose of the entire capital stock of the designated subsidiary at the same time for cash or property which, in the opinion of our board of directors, is at least equal to the fair market value of the capital stock or (2) we sell, transfer or otherwise dispose of any capital stock of a designated subsidiary for at least fair market value (in the opinion of our board of directors) and, after giving effect thereto, we and our subsidiaries would own more than 80% of the issued and outstanding voting stock of such designated subsidiary.

Certain Definitions

“Designated subsidiary” means any present or future consolidated subsidiary, the consolidated stockholders’ equity of which constitutes at least 15% of our consolidated stockholders’ equity. As of the date hereof, the designated subsidiaries are Radian Guaranty, Inc., Amerin Guaranty Corporation, Radian Insurance Inc., Radian Asset Assurance Inc. and Enhance Financial Services Group Inc.

“Indebtedness” means, with respect to any person:

(1)  the principal of, and any premium and interest on, indebtedness of the person for money borrowed and indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which that person is responsible or liable;

(2)  all capitalized lease obligations of that person;

(3)  all obligations of that person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business and deferred purchase price due and payable within 90 days);

(4)  all obligations of that person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, other than obligations with respect to letters of credit securing obligations entered into in the ordinary course of business;

(5)  all obligations of that person under interest swap agreements, interest rate cap agreements and interest collar agreements and other agreements or arrangements designed to protect that person against fluctuations in interest rates;

(6)  all obligations of the type referred to above of other persons and all dividends of other persons for which that person is responsible or liable as obligor, guarantor or otherwise, except Indebtedness will not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) financial guaranties made by an insurance company (including a financial guaranty company) as an incident to the conduct of its insurance business and in the ordinary course of such business;

(7)  all obligations of the type referred to above of other persons secured by any lien on any property or asset of that person; and

(8)  any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described above.

Notwithstanding the foregoing, for the purposes of clauses (A) and (B) under “Events of Default” below, (i) Indebtedness of a person will not include any Conduit Indebtedness or any Insured Indebtedness of that person or any guaranty of that type of Indebtedness by such person in the ordinary course of its business, and (ii) in connection with the purchase by a person of any business, the term Indebtedness will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing so long as at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid when due. “Conduit Indebtedness” means, with respect to a person, Indebtedness of a special purpose entity or subsidiary of such person that is consolidated on such person’s financial statements in accordance with GAAP so long as (i) the proceeds of such debt are used by such special purpose entity or subsidiary to make loans to, or to purchase assets from, another person that is not an affiliate of such person, in the ordinary course of business and (ii) such Indebtedness and/or any payment with respect to accounts receivable and other assets underlying such Indebtedness are guaranteed by the former person or one or more of its subsidiaries, in the ordinary course of business. “Insured Indebtedness” means, with respect to a person, any Indebtedness of such person or its subsidiaries that is guaranteed by such person or another subsidiary of such person that is an insurance company (including a financial guaranty company) so long as the proceeds of such Indebtedness are used to purchase securities, instruments, notes or other obligations issued or owed by a person that is not an affiliate of such person, in the ordinary course of business.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Subsidiary” means, with respect to us:

(1)	any corporation of which at least a majority of the outstanding stock having ordinary voting power (without regard to the occurrence of any contingency) to elect a majority of the directors of such corporation, is at the time, directly or indirectly, owned or controlled by us or by one or more of our subsidiaries (or any combination thereof);

(2)	any partnership (a) of which we or one of our subsidiaries is the sole general partner or the managing general partner or (b) the only general partners of which are us or one or more of our subsidiaries (or any combination thereof); or

(3)	any other business entity of which more than 50% of the total voting power of equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by us or one or more of our subsidiaries (or a combination thereof).

Events of Default

The notes will include the following additional events of default: (A) default on the payment of any scheduled principal of our indebtedness for money borrowed or any indebtedness for money borrowed of any of our designated subsidiaries (other than the notes and non-recourse debt) having an aggregate principal amount outstanding of at least $50 million, when due and payable after giving effect to any applicable grace period or (B) default in the performance of any other term or provision of any of our indebtedness for money borrowed or any indebtedness for money borrowed of any of our designated subsidiaries (other than the notes and non-recourse debt) having an aggregate principal amount outstanding of at least $50 million, which results in such indebtedness becoming or being declared due and payable before the date on which it would otherwise become due and payable, which such acceleration shall not have been rescinded or annulled, or such Indebtedness shall not have been discharged, within a period of 15 days after there has been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding, a written notice specifying such default or defaults.

Methods of Receiving Payments on the Notes

If a holder of the notes has given us wire transfer instructions, we will pay all principal, interest, and premium, if any, on that holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless we elect to make interest payments by check mailed to the holders at their addresses set forth in the register of notes.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our subsidiaries may act as paying agent or registrar.

Transfer and Exchange

The notes may be transferred or exchanged in accordance with the senior indenture. The registrar and the trustee may require a holder of the notes, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the senior indenture. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

The registered holder of a note will be treated as its owner for all purposes under the senior indenture.

Governing Law

The senior indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry; Delivery and Form

The notes will be represented by one or more global notes that will be deposited with and registered in the name of The Depository Trust Company (“DTC”) or its nominee. We will not issue certificated notes, except in the limited circumstances described below. Transfers of ownership interests in the global notes will be effected only through entries made on the books of DTC participants acting on behalf of beneficial owners. You, as the beneficial owner of notes, will not receive certificates representing ownership interests in the global notes, except in the event that use of the book-entry system for the notes is discontinued. You will not receive written confirmation from DTC of your purchase. The direct or indirect participants through whom you purchased the notes should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The direct and indirect participants are responsible for keeping accurate account of the holdings of their customers like you. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to own, transfer or pledge beneficial interests in the global notes.

So long as DTC or its nominee is the registered owner and holder of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global notes for all purposes under the senior indenture. Except as provided below and in the prospectus, you, as the beneficial owner of interests in the global notes, will not be entitled to have notes registered in your name, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owner or holder thereof under the senior indenture. Accordingly, you, as the beneficial owner, must rely on the procedures of DTC and, if you are not a DTC participant, on the procedures of the DTC participants through which you own your interest, to exercise any rights of a holder under the senior indenture. Neither we, the trustee, nor any other agent of ours or agent of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in global notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. DTC’s practice is to credit the accounts of DTC’s direct participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a security as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on the payment date. The underwriters will initially designate the accounts to be credited. Beneficial owners may experience delays in receiving distributions on their notes because distributions will initially be made to DTC and they must be transferred through the chain of intermediaries to the beneficial owner’s account. Payments by DTC participants to you will be the responsibility of the DTC participant and not of DTC, the trustee or us. Accordingly, we and any paying agent will have no responsibility or liability for: any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in notes represented by a global notes certificate; any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global notes certificate held through those participants; or the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We have been informed that, under DTC’s existing practices, if we request any action of holders of notes, or if an owner of a beneficial interest in a global note such as you desires to take any action which a holder of notes is entitled to take under the senior indenture, DTC would authorize the direct participants holding the relevant beneficial interests to take such action, and those direct participants and any indirect participants would authorize beneficial owners owning through those direct and indirect participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof. We have no responsibility for the performance by DTC or its direct or indirect participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

No Personal Liability of Directors, Officers, Employees and Stockholders

None of our directors, officers, employees, incorporators or stockholders, as such, shall have any liability for any of our obligations under the notes, the senior indenture, or for any claim based on, in respect of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes offered in this offering at the initial offering price. This summary is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and temporary Treasury regulations promulgated under the Code, and administrative and judicial interpretations of the foregoing, all as in effect on the date of this prospectus supplement and all of which are subject to change, possibly with retroactive effect, and different interpretations. This discussion does not address the tax consequences to subsequent purchasers of notes and is limited to purchasers who hold the notes as capital assets, within the meaning of Section 1221 of the Code. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to particular purchasers in light of their personal circumstances or to certain types of purchasers (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or currencies, persons holding notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, partnerships or other pass through entities for U.S. federal income tax purposes, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons liable for alternative minimum tax, or holders of notes whose “functional currency” is not the U.S. dollar) or the effect of any applicable state, local or foreign tax law.

If a partnership holds the notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner of a partnership holding the notes should consult its tax advisors.

PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY OF ANY FEDERAL TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY CHANGES (OR PROPOSED CHANGES) IN APPLICABLE TAX LAWS OR INTERPRETATIONS THEREOF.

As used in this description, the term “U.S. Holder” means a beneficial owner of a note who is an individual citizen or resident of the United States, a corporation or other entity treated as a corporation created or organized in or under the laws of the United States or any political subdivision thereof, an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. A “Non-U.S. Holder” is a beneficial owner of a note who is neither a U.S. Holder nor a partnership or other pass through entity for U.S. federal income tax purposes.

U.S. HOLDERS

PAYMENTS OF INTEREST

We expect that the notes will not be issued with original issue discount. Accordingly, interest paid on a note will be taxable to each U.S. Holder as ordinary interest income from domestic sources, generally at the time it is received or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

SALE, EXCHANGE OR OTHER TAXABLE DISPOSITION

Upon the sale, exchange, or other taxable disposition of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which will be taxable as ordinary income to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such holder.

Gain or loss recognized by a U.S. Holder on the disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the note is more than one year. Certain noncorporate U.S. Holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deduction of capital losses is subject to certain limitations under the Code. U.S. Holders of notes should consult their tax advisors regarding the treatment of capital gains and losses.

BACKUP WITHHOLDING AND INFORMATION REPORTING

Backup withholding may apply to certain payments (“reportable payments”) of principal and interest on a note to a U.S. Holder, and to proceeds paid to a U.S. Holder from the sale or redemption of a note before maturity. We, our agent, a broker, the Trustee or any paying agent, as the case may be, will be required to deduct and withhold the applicable tax from any reportable payment that is subject to backup withholding tax, if, among other things, a U.S. Holder fails to furnish his, her or its correct taxpayer identification number (social security or employer identification number), fails to certify, under penalties of perjury, that such holder is not subject to backup withholding or fails to otherwise comply with the applicable requirements of the backup withholding rules. Certain holders, including all corporations and financial institutions, are not subject to backup withholding and reporting requirements. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a reportable payment to a U.S. Holder will be allowed as a credit against such U.S. Holder’s U.S. federal income tax and may entitle the U.S. Holder to a refund, provided that the required information timely is furnished to the Internal Revenue Service.

The amount of any reportable payments, including interest, made to the U.S. Holders of notes and the amount of tax withheld, if any, with respect to such payments will be reported to those U.S. Holders and to the Internal Revenue Service for each calendar year.

NON-U.S. HOLDERS

PAYMENTS OF INTEREST

The following discussion is a summary of certain U.S. federal income tax consequences to a Non-U.S. Holder that holds a note. In general, subject to discussion of backup withholding below, no U.S. federal income or withholding tax under Section 1441 and 1442 of the Code will be imposed with respect to the payment by us or our paying agent of interest on a note owned by a Non-U.S. Holder (the “Portfolio Interest Exemption”), provided that (1) the Non-U.S. Holder or the Financial Institution holding the note on behalf of the Non-U.S. Holder provides a statement, which may be provided on IRS Form W-8BEN, IRS Form W-8EXP, or IRS Form W-8IMY, as applicable (an “Owner’s Statement”), to us, our paying agent or the person who would otherwise be required to withhold tax, certifying, under penalties of perjury, that the Non-U.S. Holder is not a U.S. person and providing the name and address of the Non-U.S. Holder, or in the case of the Financial Institution, certifying, under penalties of perjury that such a statement has been obtained from such holder, the Financial Institution furnishes a copy thereof, (2) the interest is not effectively connected with a U.S. trade or business of the Non-U.S. Holder, (3) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (4) the Non-U.S. Holder is not a controlled foreign corporation within the meaning of Section 957 of the Code that is related to us within the meaning of Section 864(d)(4) of the Code, and (5) the Non-U.S. Holder is not a bank whose receipt of interest on such a note is described in Section 881(c)(3)(A) of the Code.

As used herein, the term “Financial Institution” means a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business.

A Non-U.S. Holder who does not qualify for the Portfolio Interest Exemption will generally be subject to U.S. federal withholding tax at a flat rate of 30% (or lower applicable treaty rate) on interest payments. However, such a Non-U.S. Holder will not be subject to the 30% withholding tax to the extent that the Non-U.S. Holder provides us or our paying agent with a properly executed (1) IRS Form W-8BEN claiming an exemption from or reduction in withholding tax by reason of an income tax treaty or (2) IRS Form W-8ECI stating that the interest paid on the notes is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.

DISPOSITION OF NOTES

In general, subject to discussion of backup withholding below, a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax on the receipt of payments of principal or on any gain recognized upon the redemption, retirement, sale, exchange or other disposition of a note unless (1) the gain is effectively connected with a trade or business in the United States of the Non-U.S. Holder (and, if a tax treaty applies, is attributable to a U.S. permanent establishment of such Non-U.S. Holder); (2) the Non-U.S. Holder is an individual present in the United States for 183 days or more during the taxable year of the disposition of the note and certain other requirements are met; or (3) the Non-U.S. Holder is subject to tax pursuant to provisions of U.S. federal income tax law applicable to certain U.S. expatriates.

If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of the trade or business (and, if a tax treaty applies, is attributable to a U.S. permanent establishment of such Non-U.S. Holder), the Non-U.S. Holder, although exempt from U.S. federal withholding tax if the appropriate documentation is provided (as discussed above), will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to an additional branch profits tax equal to a 30%, or applicable lower tax treaty rate, of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

BACKUP WITHHOLDING AND INFORMATION REPORTING

Backup withholding and information reporting requirements generally do not apply to payments of principal and interest made by us or a paying agent to a Non-U.S. Holder if the Owner’s Statement described above is received or the Non-U.S. Holder otherwise establishes an exemption, provided that neither we nor our paying agent have actual knowledge that such holder is a U.S. person or that the condition of any other exemptions are not in fact satisfied. Non-U.S. Holders should consult their tax advisors regarding the application of backup withholding and information reporting requirements in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Backup withholding is not an additional tax. Any amount withheld under backup withholding rules will be allowed as a refund or credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement dated June 2, 2005 (the “Underwriting Agreement”), we have agreed to sell to each of the underwriters named below, and each of the underwriters have severally agreed to purchase, the aggregate principal amount of notes set forth opposite each of their respective names in the following table:

Underwriter	Principal Amount of Notes
Banc of America Securities LLC	$100,000,000
Bear, Stearns & Co. Inc.	$100,000,000
Barclays Capital Inc.	$7,142,857
Fifth Third Securities, Inc.	$7,142,857
Goldman, Sachs & Co.	$7,142,857
J.P. Morgan Securities Inc.	$7,142,857
KeyBanc Capital Markets, a Division of McDonald Investments Inc.	$7,142,857
Greenwich Capital Markets, Inc.	$7,142,857
Wells Fargo Securities, LLC	$7,142,857

Total	$250,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions and that the underwriters will purchase all of the notes offered by this prospectus supplement if any of these notes are purchased.

We have been advised by representatives of the underwriters that the underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.40% of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.25% of the principal amount of the notes to certain other dealers. After the initial public offering, representatives of the underwriters may change the offering price and other selling terms.

We estimate that the total expenses of this offering, excluding the underwriting discount, will be approximately $300,000.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering of the notes, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market price of the notes. The underwriters will not be required to engage in these activities, and may engage in these activities, and may end any of these activities, at any time without notice.

Several of the underwriters or their affiliates have provided and in the future may continue to provide investment banking and other financial services, including the provision of credit facilities, to us in the ordinary course of business for which they have received and will receive customary compensation.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Drinker Biddle & Reath LLP. Shearman & Sterling LLP is counsel for the underwriters.

EXPERTS

The financial statements, the related financial statement schedules, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus supplement and the accompanying prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

$800,000,000

Radian Group Inc.

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Units

Radian Group Capital Trust I

Radian Group Capital Trust II

Trust Preferred Securities

Fully and unconditionally guaranteed,

as described in this prospectus, by

Radian Group Inc.

This prospectus is part of a registration statement that we and the trusts filed with the Securities and Exchange Commission using a “shelf” registration process. This means we and the trusts may sell any of the securities listed above from time to time. This prospectus contains a general description of the securities we and the trusts may offer. Each time we or any trust issue the securities we will provide a prospectus supplement containing specific information about the terms of that issuance, which also may add, update or change information contained in this prospectus. You should read carefully this prospectus and any supplements before deciding to invest.

The aggregate of the offering prices of the securities covered by this prospectus will not exceed $800,000,000.

Our common stock is listed on the New York Stock Exchange under the symbol “RDN.” Any common stock sold pursuant to a prospectus supplement will be listed on such exchange, subject to official notice of issuance. Any prospectus supplement will contain information, where applicable, as to any other listing (if any) on the New York Stock Exchange or any other securities exchange of the other securities covered by the prospectus supplement.

The securities may be sold directly to investors, through agents designated from time to time or to or through underwriters or dealers. See “Plan of Distribution.” If any agents or underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in the applicable prospectus supplement. The net proceeds we or any trust expect to receive from such sale also will be set forth in the applicable prospectus supplement.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Consider carefully the Risk Factors beginning on page 3 before deciding to invest in these securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 21, 2005

i

RADIAN GROUP INC.

Radian Group Inc. is a leading credit enhancement provider to the global financial and capital markets. Our subsidiaries provide products and services through three primary business lines: mortgage insurance, financial guaranty and other financial services. Our mortgage insurance business provides private mortgage insurance and risk management services to mortgage lending institutions. Our financial guaranty business guaranties full and timely payment of principal and interest when due to the holders of public and structured finance obligations, and reinsures public finance, structured finance and trade credit obligations. Our financial services business consists primarily of our 46% ownership interest in Credit-Based Asset Servicing and Securitization LLC – a mortgage investment and servicing firm specializing in credit-sensitive, single-family residential mortgage assets and residential mortgage-backed securities – and our 41.5% interest in Sherman Financial Services Group LLC – a consumer asset and servicing firm specializing in charged-off and bankruptcy plan consumer assets and charged-off high loan-to-value mortgage receivables.

Our principal executive offices are located at 1601 Market Street, Philadelphia, Pennsylvania 19103, and our telephone number is (215) 564-6600. Radian Group was incorporated in Delaware in 1992.

THE TRUSTS

Each trust is a statutory trust created under Delaware law pursuant to:

•	a trust agreement executed by us, as sponsor of the trust, and the trustees for the trust; and

•	the filing of a certificate of trust with the Delaware Secretary of State on August 12, 2004.

Before either trust issues preferred securities, the trust agreement for that trust will be amended and restated in its entirety substantially in the form filed as an exhibit to the registration statement of which this prospectus is a part and as otherwise described in the prospectus supplement relating to the offering of such securities. Each amended and restated trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939. Each trust exists for the purposes of:

•	issuing and selling trust preferred securities that represent undivided beneficial interests in the assets of the trust;

•	using the proceeds from the sale of the trust preferred securities to acquire directly from us a particular series of our subordinated debt securities; and

•	engaging in other activities necessary or incidental to the issuance and sale of the trust preferred securities and purchase of our subordinated debt securities.

The subordinated debt securities that we may issue to a trust will be the only assets of that trust, and our payments with respect to those debt securities, together with our payments under an agreement between us and a trust as to expenses and liabilities, will be the only source of revenue for that trust.

We will directly or indirectly own all of the common securities of each trust. Those common securities will rank equally, and payments will be made thereon pro rata, with the trust preferred securities of that trust, except in the case of an event of default under the amended and restated trust agreement resulting from an event of default under our subordinated debt securities held by the trust. If such an event of default has occurred and is continuing, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Unless otherwise disclosed in the prospectus supplement relating to the issuance of preferred securities by a trust, the common securities of the trust that we directly or indirectly acquire will have an aggregate liquidation amount equal to at least 3% of the total capital of such trust. Each of the trusts is a legally separate entity and the assets of one are not available to satisfy the obligations of the other.

Unless otherwise disclosed in the prospectus supplement relating to the issuance of preferred securities by a trust, each trust has a term of approximately 55 years, but may dissolve earlier as provided in the amended and restated trust agreement of the applicable trust. Unless otherwise disclosed in the prospectus supplement relating to the issuance of preferred securities by a trust, each trust’s business and affairs will be conducted by the trustees that we, as the direct or indirect holder of all of the common securities, appoint. As holder of the trust’s common securities, we also will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of a trust. The duties and obligations of the trustees of a trust will be governed by the amended and restated trust agreement of that trust.

Unless otherwise disclosed in the prospectus supplement relating to the issuance of preferred securities by a trust, two of the trustees of each trust will be administrative trustees. The administrative trustees will be persons who are employees or officers of or otherwise affiliated with us. One trustee of each trust will be the “property trustee.” The property trustee will be a financial institution that is not affiliated with us, that has a minimum amount of combined capital and surplus of not less than $500,000,000 and that will act as property trustee under the terms set forth in the prospectus supplement relating to the issuance of preferred securities by a trust. The property trustee will also act as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act. In addition, one trustee of each trust, which trustee will reside in or have its principal place of business in the State of Delaware, will be the “Delaware trustee.” The Delaware trustee also may be the property trustee, if it otherwise meets the requirements of applicable law. We will pay all fees and expenses related to each trust and the offering of trust preferred securities and common securities.

The principal executive offices for each of the trusts are located at c/o Radian Group Inc., 1601 Market Street, Philadelphia, Pennsylvania 19103; telephone number (215) 564-6600.

INFORMATION IN THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference in this prospectus or the applicable prospectus supplement, including the information described under the heading “Where You Can Find More Information.” Neither we nor either trust has authorized anyone to provide you with additional or different information. Neither we nor any trust is making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. The terms the “Company,” “we,” “us,” and “our” refer to Radian Group Inc., the term “Radian Group” refers to the Company and its subsidiaries and the term “trust” or “trusts” refers to one or both of Radian Group Capital Trust I and Radian Group Capital Trust II.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

All statements in this prospectus that address operating performance, events or developments that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and the U.S. Private Securities Litigation Reform Act of 1995. Generally, words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue” and “believe,” and the negative of or other variations of these and other similar expressions identify forward-looking statements. These forward-looking statements are made on the basis of our current views and assumptions regarding future events, and they are subject to risks and uncertainties, including those identified in the section entitled “Risk Factors.” These forward-looking statements are made only as of the date of this prospectus and we do not intend to and disclaim any duty or obligation to update or revise any forward-looking statements made in this prospectus to reflect new information or future events or for any other reason.

RISK FACTORS

You should consider carefully the risks described below and the additional risks set forth under the caption “Risk Factors” in the applicable prospectus supplement before investing in our securities. These risks could have a material adverse effect on our business, financial condition or operating results, and could cause the trading price of our securities to decline. As a result, you could lose part or all of your investment.

Risks Affecting Our Company

Deterioration in general economic factors may increase our loss experience and decrease demand for mortgage insurance and financial guaranties.

Our business tends to be cyclical and tends to track general economic and market conditions. Our loss experience on the mortgage and financial guaranty insurance we write is subject to general economic factors that are beyond our control and that we cannot anticipate, including extended national economic recessions, interest rate changes or volatility, business failures, the impact of terrorist attacks or acts of war, or changes in investor perceptions regarding the strength of private mortgage insurers or financial guaranty providers and the policies or guaranties they offer. Deterioration of general economic conditions, such as increasing unemployment rates, negatively affects our mortgage insurance business by increasing the likelihood that borrowers will not pay their mortgages. Factors affecting individual borrowers, such as divorce or illness, also impact the ability of borrowers to continue to pay their mortgages. Our financial guaranty business also is impacted by adverse economic conditions due to the impact or perceived impact these conditions may have on the credit quality of municipalities and corporations. The same events that increase our loss experience in each business also generally lead to decreased activity in the market for mortgages and financial obligations, leading to decreased demand for our mortgage insurance or financial guaranties. An increase in our loss experience or a decrease in demand for our products due to adverse economic factors could have a material adverse effect on our business, financial condition and operating results.

Because our business is geographically concentrated, deterioration in regional economic factors could increase our losses or reduce demand for our insurance.

Much of our business is concentrated in relatively few states, which increases our vulnerability to economic downturns in those states. A majority of our primary mortgage insurance in force is concentrated in ten states, with the highest percentage being in California, Florida, New York and Texas. A large percentage of our second mortgage insurance in force is concentrated in California. The recent low mortgage interest rate environment has generated increased refinancing of mortgage loans. Refinancing activity could cause increased concentration of our mortgage insurance in force in economically weaker areas because mortgage loans in areas experiencing low property value appreciation are more likely to require mortgage insurance upon refinancing than are loans in areas experiencing high property value appreciation. Our financial guaranty business also has a significant portion of its insurance in force concentrated in a small number of states, principally including New York, California, Texas and Florida, and is vulnerable to weakening economic conditions, catastrophic events, or acts of terrorism in those states.

A downgrade or potential downgrade of the insurance financial strength ratings assigned to any of our operating subsidiaries could weaken its competitive position.

The insurance financial strength ratings assigned to our subsidiaries may be downgraded by one or more of S&P, Moody’s or Fitch if they believe that we or the applicable subsidiary has experienced adverse developments in our business, financial condition or operating results. These ratings are important to our ability to market our products and to maintain our competitive position and customer confidence in our products. A downgrade in these ratings could have a material adverse effect on our business, financial condition and operating results.

If the financial strength ratings assigned to any of our mortgage insurance subsidiaries were to fall below “Aa3” from Moody’s or the “AA-” level from S&P and Fitch, then national mortgage lenders and a large segment of the mortgage securitization market, including Fannie Mae and Freddie Mac, generally would not purchase mortgages or mortgage-backed securities insured by that subsidiary. A downgrade of the ratings assigned to our financial guaranty subsidiaries would limit the desirability of their respective direct insurance products and would reduce the value of Radian Asset Assurance’s reinsurance, even to the point where primary insurers may be unwilling to continue to cede insurance to Radian Asset Assurance. In addition, many of Radian Asset Assurance’s reinsurance agreements give the primary insurers the right to recapture business ceded to Radian Asset Assurance under these agreements, and in some cases the right to increase commissions charged to Radian Asset Assurance, if Radian Asset Assurance’s insurance financial strength rating is downgraded below specified levels. Accordingly, Radian Asset Assurance’s competitive position and prospects for future financial guaranty reinsurance opportunities would be damaged by a downgrade in its ratings. For example, downgrades that occurred in October 2002 and in May 2004 triggered these recapture rights.

An increase in our subsidiaries’ risk-to-capital or leverage ratios may prevent them from writing new insurance.

Rating agencies and state insurance regulators impose capital requirements on our subsidiaries. These capital requirements include risk-to-capital ratios, leverage ratios and surplus requirements that limit the amount of insurance that these subsidiaries may write. For example, Moody’s and S&P have entered into an agreement with Radian Guaranty that obligates Radian Guaranty to maintain specified levels of capital in Radian Insurance as a condition of the issuance and maintenance of Radian Insurance’s ratings. A material reduction in the statutory capital and surplus of a subsidiary, whether resulting from underwriting or investment losses or otherwise, or a disproportionate increase in risk in force, could increase a subsidiary’s risk-to-capital ratio or leverage ratio. This in turn could limit that subsidiary’s ability to write new business or require that subsidiary to lower its ratios by obtaining capital contributions from us, reinsuring existing business or reducing the amount of new business it writes, which could have a material adverse effect on our business, financial condition and operating results.

If the estimates we use in establishing loss reserves for our mortgage insurance or financial guaranty business are incorrect, we may be required to take unexpected charges to income and our ratings may be lowered.

We establish loss reserves in both our mortgage insurance and financial guaranty businesses to provide for the estimated cost of claims. However, our loss reserves may be inadequate to protect us from the full amount of claims we may have to pay. Setting our loss reserves involves significant reliance on estimates of the likelihood, magnitude and timing of anticipated losses. The models and estimates we use to establish loss reserves may prove to be inaccurate, especially during an extended economic downturn. Further, if our estimates are inadequate, we may be forced by insurance and other regulators or rating agencies to increase our reserves, which could result in a downgrade of our insurance financial strength ratings. Failure to establish adequate reserves or a requirement that we increase our reserves could have a material adverse effect on our business, financial condition and operating results.

In our mortgage insurance business, we generally do not establish reserves until we are notified that a borrower has failed to make at least two payments when due. Once two payments have been missed, we establish a loss reserve by using historical models based on a variety of loan characteristics, including the status of the loan as reported by the servicer of the loan, economic conditions, the estimated amount recoverable by foreclosure and the estimated foreclosure period in the area where a default exists. These reserves are therefore based on a number of assumptions and estimates that may prove to be inaccurate.

It is even more difficult to estimate the appropriate loss reserves for our financial guaranty business because of the nature of potential losses in that business. We establish both case and non-specific reserves for losses. We increase case reserves when we determine that a default has occurred. We also establish non-specific reserves to reflect deterioration of our insured credits for which we have not provided specific reserves.

In January and February of 2005, we discussed with the SEC staff, both separately and together with other members of the financial guaranty industry, the differences in loss reserve practices followed by different financial guaranty industry participants. We understand from those discussions that the Financial Accounting Standards Board staff is considering whether additional accounting guidance is necessary to address the financial guaranty industry. When and if the FASB or the SEC reaches a conclusion on this issue, we and the rest of the financial guaranty industry may be required to change some aspects of our accounting policies. If the FASB or the SEC were to determine that we should account for our financial guaranty contracts differently, for example by requiring them to be treated solely as one or the other of short-duration or long-duration contracts under SFAS No. 60, this determination could impact our accounting for loss reserves, premium revenue and deferred acquisition costs, all of which are covered by SFAS No. 60. Management is unable to estimate what impact, if any, the ultimate resolution of this issue will have on our financial condition or operating results.

Our success depends on our ability to assess and manage our underwriting risks.

Our mortgage insurance and financial guaranty premium rates may not adequately cover future losses. Our mortgage insurance premiums are based upon our expected risk of claims on insured loans, and take into account, among other factors, each loan’s loan-to-value ratio (or “LTV”), type, term, occupancy status and coverage percentage. Similarly, our financial guaranty premiums are based upon our expected risk of claim on the insured obligation, and take into account, among other factors, the rating and creditworthiness of the issuer of the insured obligations, the type of insured obligation, the policy term and the structure of the transaction being insured. In addition, our premium rates take into account expected cancellation rates, operating expenses and reinsurance costs, as well as profit and capital needs and the prices that we expect our competitors to offer. We generally cannot cancel the mortgage insurance or financial guaranty insurance coverage we provide and, because we generally fix premium rates for the life of a policy when issued, we cannot adjust renewal premiums or otherwise adjust premiums over the life of a policy. If the risk underlying a particular mortgage insurance or financial guaranty coverage develops more adversely than we anticipate, or if national and regional economies undergo unanticipated stress, we generally cannot increase premium rates on in-force business or cancel coverage to mitigate the effects of these adverse developments. Despite the analytical methods we employ, our premiums earned and the associated investment income on those premiums may ultimately prove to be inadequate to compensate for losses we may incur. This could have a material adverse effect on our business, financial condition and operating results.

Our success depends on our ability to manage our investment risks.

Our income from our investment portfolio is one of our primary sources of cash flow to support our operations and claim payments. If we incorrectly calculate our policy liabilities, or if we improperly structure our investments to meet those liabilities, we could have unexpected losses, including losses resulting from forced liquidation of investments before their maturity. Our investments and investment policies and those of our subsidiaries are subject to state insurance laws, and may change depending upon regulatory, economic and market conditions and the existing or anticipated financial condition and operating requirements, including the tax position, of our business segments.

We cannot assure you that our investment objectives will be achieved. Although our portfolio consists primarily of highly rated investments that comply with applicable regulatory requirements, the success of our investment activity is affected by general economic conditions, which may adversely affect the markets for interest-rate-sensitive securities, including the extent and timing of investor participation in these markets, the level and volatility of interest rates and, consequently, the value of our fixed-income securities. Volatility or illiquidity in the markets in which we directly or indirectly hold positions could have a material adverse effect on our business, financial condition and operating results.

As a holding company, we depend on our subsidiaries’ ability to transfer funds to us to pay dividends and to meet our obligations.

We act primarily as a holding company for our insurance subsidiaries and do not have any significant operations of our own. Dividends from our subsidiaries and permitted payments to us under our tax sharing arrangements with our subsidiaries, along with income from our investment portfolio and dividends from our affiliates (C-BASS and Sherman), are our principal sources of cash to pay stockholder dividends and to meet our obligations. These obligations include our operating expenses and interest and principal payments on debt. The payment of dividends and other distributions to us by our insurance subsidiaries is regulated by insurance laws and regulations. In general, dividends in excess of prescribed limits are deemed “extraordinary” and require insurance regulatory approval. In addition, our insurance subsidiaries’ ability to pay dividends to us, and our ability to pay dividends to our stockholders, is subject to various conditions imposed by the rating agencies for us to maintain our ratings. If the cash we receive from our subsidiaries pursuant to dividend payment and tax-sharing arrangements is insufficient for us to fund our obligations, we may be required to seek capital by incurring additional debt, by issuing additional equity or by selling assets, which we may be unable to do on favorable terms, if at all. The need to raise additional capital or the failure to make timely payments on our obligations could have a material adverse effect on our business, financial condition and operating results.

Our reported earnings are subject to fluctuations based on quarterly changes in our credit derivatives that require us to adjust their fair market value as reflected on our income statement.

Our financial guaranty business includes the provision of credit enhancement in the form of derivative financial guaranty contracts. The gains and losses on these derivative financial guaranty contracts are derived from internally generated models, which may differ from other models. We estimate fair value amounts using market information, to the extent available, and valuation methodologies that we deem appropriate. The gains and losses on assumed derivative financial guaranty contracts are provided by the primary insurance companies. Considerable judgment is required to interpret available market data to develop the estimates of fair value.

Accordingly, our estimates are not necessarily indicative of amounts we could realize in a current market exchange, due to, among other factors, the lack of a liquid market. Temporary market changes as well as actual credit improvement or deterioration in these contracts are reflected in the mark-to-market gains and losses. Because these adjustments are reflected on our income statement, they affect our reported earnings and create earnings volatility even though they might not have a cash flow effect.

The performance of our strategic investments could harm our financial results.

Part of our business involves strategic investments in other companies, and we generally do not have control over the way that these companies run their day-to-day operations. The performance of our strategic investments could be harmed by:

•	the performance of our strategic partners;

•	changes in the financial markets generally and in the industries in which our strategic partners operate; and

•	changes in interest rates.

In addition, our ability to engage in additional strategic investments is subject to the availability of capital and maintenance of our insurance financial strength ratings.

We may not be able to effectively manage our growth.

We seek to expand our business internationally and into new markets. International expansion often requires the receipt of foreign regulatory approval that may be difficult to obtain. Our expansion into new markets presents us with different risks and management challenges. We may not be able to effectively manage new operations or successfully integrate them into our existing operations, which could have a material adverse effect on our business, financial condition and operating results.

Our business could be harmed if members of our senior management team or other key personnel terminate their employment with us.

Our future success depends, to a significant extent, upon the continued services of our senior management team and other key employees. In particular, our Chairman and Chief Executive Officer, Frank P. Filipps, is scheduled to retire on or before June 30, 2005. We cannot assure you that we will be able to identify and retain a suitable replacement for Mr. Filipps in a timely manner. The loss of Mr. Filipps’ services or those of one or more of the other members of our senior management team or other key personnel could have a material adverse effect on our business and our prospects.

Our business may suffer if we are unable to meet our customers’ technological demands.

Participants in the mortgage insurance and financial guaranty industries rely on e-commerce and other technologies to provide and expand their products and services. Our customers generally require that we provide aspects of our products and services electronically, and the percentage of our new insurance written and claims processing that we deliver electronically has increased. We expect this trend to continue and, accordingly, we may be unable to satisfy our customers if we fail to invest sufficient resources or otherwise are unable to maintain and upgrade our technological capabilities.

Our information technology systems may not be configured to process information regarding new and emerging products.

Many of our information technology systems have been in place for a number of years, and many of them originally were designed to process information regarding traditional products. As products such as reduced documentation or interest only mortgages with new features emerge, or when we insure structured transactions with unique features, our systems may require modification in order to recognize these features to allow us to price or bill for our insurance of these products appropriately. Our systems also may not be capable of recording, or may incorrectly record, information about these products that may be important to our risk management and other functions. In addition, our customers may encounter similar technological issues that prevent them from sending us complete information about the products or transactions that we insure. Making appropriate modifications to our systems involves inherent time lags and may require us to incur significant expenses. An inability to make necessary modifications to our systems in a timely and cost-effective manner may have adverse effects on our business, financial condition and operating results.

Risks Particular to Our Mortgage Insurance Business

Because our mortgage insurance business is concentrated among relatively few major customers, our revenues could decline if we lose any significant customer.

Our mortgage insurance business depends on a small number of customers. Our top ten mortgage insurance customers are generally responsible for approximately half of both our primary new insurance written in a given year and our direct primary risk in force, based on the aggregate principal amount of the mortgage loans we insure multiplied by the coverage percentage. This concentration of business may increase as a result of mergers of those customers or other factors. Our master policies and related lender agreements do not, and by law cannot, require our mortgage insurance customers to do business with us. The loss of business from even one of our major customers could have a material adverse effect on our business, financial condition and operating results.

A large portion of our mortgage insurance risk in force consists of loans with high loan-to-value ratios and loans that are non-prime, or both, which generally result in more and larger claims than loans with lower loan-to-value ratios and prime loans.

We generally provide private mortgage insurance on mortgage products that have more risk than conforming mortgage products. A large portion of our mortgage insurance in force consists of insurance on mortgage loans with LTVs at origination of more than 90%. LTV is the ratio of the original loan amount to the value of the property. Mortgage loans with LTVs greater than 90% are expected to default substantially more often than those with lower LTVs. In addition, when we are required to pay a claim on a higher LTV loan, it is generally more difficult to recover our costs from the underlying property, especially in areas with declining property values. Also, a large portion of our mortgage insurance in force is on adjustable-rate mortgage loans, which generally have higher default rates than fixed-rate loans.

We insure non-prime loans, which are more likely to go into default and require us to pay claims. The majority of the non-prime loans we insure are loans, known as “Alt-A” loans, which have credit scores commensurate with prime loans but are processed with reduced or no documentation. Alt-A loans also tend to have larger loan balances relative to our other loans. Our other non-prime loans are “A minus” or “B/C” loans, which enable borrowers with substandard credit histories to obtain mortgages and mortgage insurance. Due to competition for prime loan business from lenders offering alternative arrangements, such as simultaneous second mortgages, which sometimes are referred to as “80-10-10 loans,” a large percentage of our mortgage insurance in force is written on non-prime loans, which we believe to be the largest area for growth in the private mortgage insurance industry. Although we historically have limited the insurance of these non-prime loans to those made by lenders with good results and servicing experience in this area, because of the lack of data regarding the performance of non-prime loans, and our relative inexperience in insuring these loans, we may fail to estimate default rates properly and may incur larger losses than we anticipate, which could have a material adverse effect on our business, financial condition and operating results. Further, we cannot assure you that the increased premiums that we charge for mortgage insurance on non-prime loans will be adequate to compensate us for the losses we incur on these products.

Some of our mortgage insurance products are riskier than traditional mortgage insurance.

We offer pool mortgage insurance, which exposes us to different risks than the risks applicable to primary mortgage insurance. Our pool mortgage insurance products generally cover all losses in a pool of loans up to our aggregate exposure limit, which generally is between 1% and 10% of the initial aggregate loan balance of the entire pool of loans. Under pool insurance, we could be required to pay the full amount of every loan in the pool within our exposure limits that is in default and upon which a claim is made until the aggregate limit is reached, rather than a percentage of the loan amount as is the case with traditional primary mortgage insurance.

In addition, we insure interest-only mortgages, where the borrower pays only the interest charge on a mortgage for a specified period of time, usually five to ten years, after which the loan payment increases to include principal payments. These loans may have a heightened propensity to default because of possible “payment shocks” after the initial low-payment period expires and because the borrower does not automatically build equity as payments are made.

We also write credit insurance on non-traditional, mortgage-related assets such as second mortgages, home equity loans and mortgages with LTVs above 100%, provide credit enhancement to mortgage-related capital market transactions such as net interest margin securities, and have in the past and may again write credit insurance on manufactured housing loans. These types of insurance generally have higher claim payouts than traditional mortgage insurance products. We have less experience writing these types of insurance and less performance data on this business, which could lead to greater losses than we anticipate. Greater than anticipated losses could have a material adverse effect on our business, financial condition and operating results.

An increasing concentration of servicers in the mortgage lending industry could lead to disruptions in the servicing of mortgage loans that we insure, resulting in increased delinquencies.

We depend on reliable, consistent third-party servicing of the loans that we insure. A recent trend in the mortgage lending and mortgage loan servicing industry has been toward consolidation of loan servicers, particularly with respect to “specialized” servicing such as for manufactured housing loans. This reduction in the number of servicers could lead to disruptions in the servicing of mortgage loans covered by our insurance policies, which in turn could contribute to a rise in delinquencies among those loans and could have a material adverse effect on our business, financial condition and operating results.

We face the possibility of higher claims as our mortgage insurance policies age.

Historically, most claims under private mortgage insurance policies on prime loans occur during the third through fifth year after issuance of the policies, and under policies on non-prime loans during the second through fourth year after issuance of the policies. Low mortgage interest rate environments tend to lead to increased refinancing of mortgage loans and to lower the average age of our mortgage insurance policies. On the other hand, increased interest rates tend to reduce mortgage refinancings and cause a greater percentage of our mortgage insurance risk in force to reach its anticipated highest claim frequency years. In addition, periods of growth tend to reduce the average age of our policies, and the relatively recent growth of our non-prime mortgage insurance business means that a significant percentage of our insurance in force on non-prime loans has not yet reached its anticipated highest claim frequency years. If the growth of our new business were to slow or decline, a greater percentage of our total mortgage insurance in force could reach its anticipated highest claim frequency years. A resulting increase in claims could have a material adverse effect on our business, financial condition and operating results.

Our revenues from mortgage insurance depend on the renewals of policies that policyholders instead may terminate or fail to renew.

Most of our mortgage insurance premiums each month have been derived from the monthly renewal of policies that we previously have written. Recently, the rate of nonrenewal has been very high. Factors that could cause an increase in nonrenewals of our mortgage insurance policies include falling mortgage interest rates (which tends to lead to increased refinancings and associated cancellations of mortgage insurance), appreciating home values, and changes in the mortgage insurance cancellation requirements applicable to mortgage lenders and homeowners. A decrease in the length of time that our mortgage insurance policies remain in force reduces our revenues and could have a material adverse effect on our business, financial condition and operating results.

Our delegated underwriting program may subject our mortgage insurance business to unanticipated claims.

In our mortgage insurance business, we permit many of our mortgage lender customers to commit us to insure loans using pre-established underwriting guidelines. Once we accept a lender into our delegated underwriting program, we generally insure a loan originated by that lender even if the lender has not followed our specified underwriting guidelines. Under this program, a lender could commit us to insure a material number of loans with unacceptable risk profiles before we discover the problem and terminate that lender’s delegated underwriting authority. Even if we terminate a lender’s underwriting authority, we remain at risk for any loans previously insured on our behalf by the lender before that termination. The performance of loans insured through programs of delegated underwriting has not been tested over a period of extended adverse economic conditions, meaning that the program could lead to greater losses than we anticipate. Greater than anticipated losses could have a material adverse effect on our business, financial condition and operating results.

We face risks associated with our contract underwriting business.

As part of our mortgage insurance business, we provide contract underwriting services to some of our mortgage lender customers, even with respect to loans for which we are not providing mortgage insurance. If we make mistakes in connection with these underwriting services, in some cases the mortgage lender may require us to purchase the loans or issue mortgage insurance on the loans, or to indemnify it against future loss associated with the loans. Accordingly, we assume some credit risk and interest rate risk if we make an error. In a rising interest rate environment, the value of loans that we are required to repurchase could decrease, and consequently, our costs of those repurchases could increase. If the independent contractors who we rely on to perform contract underwriting for us make more mistakes than we anticipate, the resulting need to provide greater than anticipated recourse to mortgage lenders could have a material adverse effect on our business, financial condition and operating results.

If housing values fail to appreciate, we may be less able to recover amounts paid on defaulted mortgages.

If a borrower defaults under our standard mortgage insurance policy, generally we have the option of paying the entire loss amount and taking title to a mortgaged property or paying our coverage percentage in full satisfaction of our obligations under the policy. In the strong housing market of recent years, we have been able to take title to the properties underlying many defaulted loans and to sell the properties quickly at prices that have allowed us to recover most or all of our losses. If housing values fail to appreciate or begin to decline, our ability to mitigate our losses on defaulted mortgages may be reduced, which could have a material adverse effect on our business, financial condition and operating results.

Our mortgage insurance business faces intense competition from other mortgage insurance providers and from alternative products.

The United States mortgage insurance industry is highly dynamic and intensely competitive. Our competitors include:

•	other private mortgage insurers, some of which are subsidiaries of well capitalized companies with stronger insurance financial strength ratings and greater access to capital than we have;

•	federal and state governmental and quasi-governmental agencies, principally the Veterans Administration and the Federal Housing Administration, which recently has increased its competitive position in areas with higher home prices by streamlining its down-payment formula and reducing the premiums it charges; and

•	mortgage lenders that increase their participation in risk/revenue sharing arrangements with us, such as captive reinsurance arrangements.

In addition, there are an increasing number of alternatives to traditional private mortgage insurance, and new alternatives may develop, which could reduce the demand for our mortgage insurance. Existing alternatives include:

•	mortgage lenders structuring mortgage originations to avoid private mortgage insurance, such as a first mortgage with an 80% LTV and a second mortgage with a 10% LTV — which is referred to as a simultaneous second mortgage or as an “80-10-10 loan” — rather than a first mortgage with a 90% LTV. We believe that the use of 80-10-10 loans has increased significantly during recent years and is likely to continue to be a competitive alternative to private mortgage insurance, particularly with respect to prime loans;

•	investors using credit enhancements as a partial or complete substitute for private mortgage insurance;

•	mortgage lenders and other intermediaries that forgo third-party insurance coverage and retain the full risk of loss on their high-LTV loans; and

•	member institutions providing credit enhancement on loans sold to a Federal Home Loan Bank.

Much of the competition described above is directed at prime loans, which has led us to shift more of our business to insuring riskier, non-prime loans. The inability to compete with other providers and alternatives, or increased losses that may result from insuring more non-prime loans, could have a material adverse effect on our business, financial condition and operating results.

Because many of the mortgage loans that we insure are sold to Fannie Mae and Freddie Mac, changes in their business practices could significantly impact our mortgage insurance business.

Fannie Mae and Freddie Mac are the beneficiaries of the majority of our mortgage insurance policies, so their business practices have a significant influence on us. Changes in their practices could reduce the number of policies they purchase that are insured by us and consequently reduce our revenues. Some of Fannie Mae and Freddie Mac’s more recent programs require less insurance coverage than they historically have required, and they have the ability to further reduce coverage requirements, which could reduce demand for mortgage insurance and have a material adverse effect on our business, financial condition and operating results.

Fannie Mae and Freddie Mac also have the ability to implement new eligibility requirements for mortgage insurers and to alter or liberalize underwriting standards on low-down-payment mortgages they purchase. We cannot predict the extent to which any new requirements may be enacted or how they may affect the operations of our mortgage insurance business, our capital requirements and our products.

Additionally, Fannie Mae and Freddie Mac could decide to differentiate between mortgage insurance companies rated “AAA” rather than “AA” based on risk-based capital regulations issued by the Office of Federal Housing Enterprise Oversight that took effect in 2002. Such a decision could impair our “AA”-rated subsidiaries’ ability to compete with “AAA”-rated companies (of which there currently is one) and could have a material adverse effect on our business, financial condition and operating results.

Legislation and regulatory changes and interpretations could harm our mortgage insurance business.

Our business and legal liabilities may be affected by the application of existing federal or state consumer lending and insurance laws and regulations, or by unfavorable changes in these laws and regulations. For example, recent regulatory changes have reduced demand for private mortgage insurance by increasing the maximum loan amount that the Federal Housing Administration can insure and reducing the premiums it charges. Also, we have been subject to consumer lawsuits alleging violations of the provisions of the Real Estate Settlement Procedures Act (“RESPA”) that prohibit the giving of any fee, kickback or thing of value under any agreement or understanding that real estate settlement services will be referred. In addition, proposed changes to the application of RESPA could harm our competitive position. The U.S. Department of Housing and Urban Development (“HUD”) proposed an exemption under RESPA for lenders that, at the time a borrower submits a loan application, give the borrower a firm, guaranteed price for all the settlement services associated with the loan, commonly referred to as “bundling.” Although this proposed rule subsequently was withdrawn, if bundling is exempted from RESPA, mortgage lenders may have increased leverage over us and the premiums we are able to charge for mortgage insurance could be negatively affected.

Our international mortgage insurance operations subject us to numerous risks.

We have committed and may in the future commit additional significant resources to expand our international operations, particularly in the United Kingdom. We also are in the process of applying to commence operations in Hong Kong. Accordingly, we are subject to a number of risks associated with our international business activities, including:

•	risks of war and civil disturbances or other events that may limit or disrupt markets;

•	dependence on regulatory and third-party approvals;

•	changes in rating or outlooks assigned to our foreign subsidiaries by rating agencies;

•	challenges in attracting and retaining key foreign-based employees, customers and business partners in international markets;

•	foreign governments’ monetary policies and regulatory requirements;

•	economic downturns in targeted foreign mortgage origination markets;

•	interest rate volatility in a variety of countries;

•	the burdens of complying with a wide variety of foreign regulations and laws, which may change unexpectedly;

•	potentially adverse tax consequences;

•	restrictions on the repatriation of earnings;

•	foreign currency exchange rate fluctuations; and

•	the need to develop and market products appropriate to the foreign market.

Any one or more of the risks listed above could render us unable to develop our international operations profitably.

Risks Particular to Our Financial Guaranty Business

Our financial guaranty business may subject us to significant risks from the failure of a single company, municipality or other entity whose obligations we have insured.

The breadth of our financial guaranty business exposes us to potential losses in a variety of our products as a result of a credit problem at one counterparty. For example, we could be exposed to an individual corporate credit risk in multiple transactions if the credit is contained in multiple portfolios of collateralized debt obligations that we have insured, or if one counterparty (or its affiliates) acts as the originator or servicer of the underlying assets or loans backing any of the structured securities that we have insured. Although we track our aggregate exposure to single counterparties in our various lines of business and have established underwriting criteria to manage aggregate risk from a single counterparty, we cannot assure you that our ultimate exposure to a single counterparty will not exceed our underwriting guidelines, due to merger or otherwise, or that an event with respect to a single counterparty will not cause a significant loss in one or more of the transactions in which we face risk to such counterparty. In addition, because we insure and reinsure municipal obligations, we can have significant exposures to individual municipal entities, directly or indirectly through explicit or implicit support of related entities. Even though we believe that the risk of a complete loss on some municipal obligations generally is lower than for corporate credits because some municipal bonds are backed by taxes or other pledged revenues, a single default by a municipality could cause a significant lack of liquidity or could result in a large or even complete loss that could have a material adverse effect on our business, financial condition and operating results.

Our financial guaranty business is concentrated among relatively few major customers, meaning that our revenues could decline if we lose any significant customer.

Our financial guaranty business derives a significant percentage of its annual gross premiums from a small number of customers. A loss of business from even one of our major customers could have a material adverse effect on our business, financial condition and operating results. As a result of a downgrade by S&P in October 2002, one of the few primary insurer customers of our financial guaranty reinsurance business exercised its right, effective in the first quarter of 2004, to recapture substantially all of the financial guaranty insurance ceded to us. In November of 2004, as a result of a ratings downgrade in May 2004 associated with the merger of our principal financial guaranty operating subsidiaries, another customer of our financial guaranty reinsurance business exercised its right, effective February 28, 2005, to recapture significant reinsurance ceded to us. Further downgrades could trigger similar recapture rights in our other primary insurer customers, or we may lose a customer for other reasons, which could have a material adverse effect on our business, financial condition and operating results.

Some of our financial guaranty products are riskier than traditional guaranties of public finance obligations.

In addition to the traditional guaranties of public finance bonds, we write guaranties involving structured finance transactions that expose us to a variety of complex credit risks, and indirectly to market, political and other risks beyond those that generally apply to financial guaranties of public finance obligations. We issue financial guaranties connected with certain asset-backed transactions and securitizations secured by one or a few classes of assets, such as residential mortgages, auto loans and leases, credit card receivables and other consumer assets, obligations under credit default swaps, both funded and synthetic, and in the past have issued financial guaranties covering utility mortgage bonds and multi-family housing bonds. We also provide trade credit reinsurance, which protects sellers of goods under certain circumstances against non-payment of their accounts receivable. These guaranties expose us to the risk of buyer nonpayment, which could be triggered by many factors, including the failure of a buyer’s business. These guaranties may cover receivables where the buyer and seller are in the same country as well as cross-border receivables. In the case of cross-border transactions, we sometimes grant coverage that effectively provides coverage to losses that could result from political risks, such as foreign currency controls and expropriation, which could interfere with the payment from the buyer. Losses associated with these non-public finance financial guaranty products are extremely difficult to predict accurately, and a failure to properly anticipate those losses could have a material adverse effect on our business, financial condition and operating results.

We may be forced to reinsure greater risks than we desire due to adverse selection by ceding companies.

A portion of our financial guaranty reinsurance business is written under treaties that generally give the ceding company some ability to select the risks that they cede to us within the terms of the treaty. There is a risk under these treaties that the ceding companies will decide to cede to us exposures that have higher rating agency capital charges or that the ceding companies expect to be less profitable, which could have a material adverse effect on our business, financial condition and operating results. We attempt to mitigate this risk in a number of ways, including requiring ceding companies to retain a specified minimum percentage on a pro-rata basis of the ceded business, but we cannot assure you that our mitigation attempts will succeed.

Our financial guaranty business faces intense competition.

The financial guaranty industry is highly competitive. The principal sources of direct and indirect competition are:

•	other financial guaranty insurance companies;

•	multiline insurers that have increased their participation in financial guaranty reinsurance, some of which have formed strategic alliances with some of the U.S. primary financial guaranty insurers;

•	other forms of credit enhancement, including letters of credit, guaranties and credit default swaps provided primarily by foreign and domestic banks and other financial institutions, some of which are governmental enterprises, that have been assigned the highest ratings awarded by one or more of the major rating agencies or have agreed to post collateral to support their risk position;

•	in 2004, the laws applicable to New York domiciled monoline financial guarantors were amended to permit such financial guarantors to use certain credit default swaps meeting applicable requirements as statutory collateral to offset such financial guarantor’s statutory single risk limits, aggregate risk limits, aggregate net liability calculations and contingency reserve requirements. This regulatory change, which makes credit default swaps a more attractive alternative to traditional financial guaranty reinsurance, may result in a reduced demand for traditional monoline financial guaranty reinsurance in the future; and

•	alternate transaction structures that permit issuers to securitize assets more cost-effectively without the need for other credit enhancement.

Competition in the financial guaranty reinsurance business is based on many factors, including overall financial strength, financial strength ratings, pricing and service. The rating agencies allow credit to a ceding company’s capital requirements and single risk limits for reinsurance ceded in an amount that is in part determined by the financial strength rating of the reinsurer. Some of our competitors have greater financial resources than we have and are better capitalized than we are and/or have been assigned higher ratings by one or more of the major rating agencies. In addition, the rating agency could change the level of credit they will allow a ceding company to take for our and/or similarly rated reinsurers. An inability to compete for desirable financial guaranty business could have a material adverse effect on our business, financial condition and operating results.

Legislation and regulatory changes and interpretations could harm our financial guaranty business.

The laws and regulations affecting the municipal, asset-backed and trade credit debt markets, as well as other governmental regulations, could be changed in ways that subject us to additional legal liability or affect the demand for the primary financial guaranty insurance and reinsurance that we provide. Any such change could have a material adverse effect on our business, financial condition and operating results.

Changes in tax laws could reduce the demand for or profitability of financial guaranty insurance, which could harm our business.

Any material change in the U.S. tax treatment of municipal securities, or the imposition of a “flat tax” or a national sales tax in lieu of the current federal income tax structure in the United States, could adversely affect the market for municipal obligations and, consequently, reduce the demand for related financial guaranty insurance and reinsurance. For example, the Jobs and Growth Tax Relief Reconciliation Act of 2003, enacted in May 2003, significantly reduced the federal income tax rate for individuals on dividends and long-term capital gains. This tax change may reduce demand for municipal obligations and, in turn, may reduce the demand for financial guaranty insurance and reinsurance of these obligations by increasing the comparative yield on dividend-paying equity securities. Future potential changes in U.S. tax laws, including current efforts to eliminate the federal income tax on dividends, might also affect demand for municipal obligations and for financial guaranty insurance and reinsurance of those obligations.

We may be unable to develop or sustain our financial guaranty business if it cannot obtain reinsurance or other forms of capital.

In order to comply with regulatory, rating agency and internal capital and single risk retention limits as our financial guaranty business grows, we need access to sufficient reinsurance or other capital capacity to underwrite transactions. The market for reinsurance recently has become more concentrated because several participants have exited the industry. If we are unable to obtain sufficient reinsurance or other forms of capital, we may be unable to issue new policies and grow our business.

The merger of Radian Reinsurance with and into Radian Asset Assurance exposes us to risks.

In June 2004, we merged Radian Reinsurance, which primarily had conducted our financial guaranty reinsurance business, with and into Radian Asset Assurance, which primarily conducted our financial guaranty direct insurance business. The merger combined the assets and liabilities of the two companies, creating one larger company. Our reinsurance customers may view the combined entity as more of a competitor and a threat to their business and prospects because Radian Asset Assurance not only reinsures their obligations, but also could directly insure larger obligations in competition with them. As a result, any of our reinsurance customers could:

•	compete with us more vigorously than they do now on the direct financial guaranty transactions or other transactions we insure;

•	materially reduce or eliminate the reinsurance that they currently cede to us; or

•	become more reluctant to partner with us on transactions.

Consequently, we may experience a reduction in the number of transactions entered into, the premiums received and/or the premium rate relative to the insurance exposure on future transactions or in future reinsurance premiums written and earned.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, we intend to use the net proceeds of any sale of securities under this prospectus for any combination of the repayment of outstanding indebtedness, working capital, capital expenditures, acquisitions and general business purposes. Each trust will invest all proceeds received from the sale of its trust preferred securities and common securities in a particular series of our subordinated debt securities. Until we use the net proceeds in the manner described above, we may temporarily use them to make short-term investments or reduce short-term borrowings.

RATIO OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED

CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our historical ratio of earnings to fixed charges and to combined fixed charges and preferred stock dividends from continuing operations. Earnings consist of income from continuing operations before income taxes, extraordinary items, cumulative effect of accounting changes, equity in net income of affiliates and fixed charges. Fixed charges consist of interest expense and capitalized interest and an estimate of interest expense within rental expense. Combined fixed charges and preferred stock dividends consist of fixed charges, as defined above, and the amount of pre-tax earnings required to pay the dividends on our preferred stock.

	Fiscal Years Ended December 31,
	2004	2003	2002	2001	2000
Ratio of earnings to fixed charges	17.8x	12.1x	18.3x	25.0x	151.1x
Ratio of earnings to combined fixed charges and preferred stock dividends	17.8x	12.1x	15.7x	21.6x	63.4x

GENERAL DESCRIPTION OF THE OFFERED SECURITIES

We may from time to time offer under this prospectus, separately or together:

•	common stock;

•	preferred stock, which may be represented by depositary shares as described below;

•	unsecured senior, senior subordinated or subordinated debt securities; and

•	units, each representing a combination of two or more of the foregoing securities.

Each trust may offer preferred securities of that trust representing undivided beneficial interests in its assets, which we will fully and unconditionally guarantee to the extent described in this prospectus.

The aggregate of the offering prices of the securities covered by this prospectus will not exceed $800,000,000.

DESCRIPTION OF OUR CAPITAL STOCK

The following is a general description of our capital stock. The terms of our amended and restated certificate of incorporation and bylaws are more detailed than the general information provided below. You should read our amended and restated certificate of incorporation and bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and carefully consider the provisions of those documents that are important to you.

Authorized and Outstanding Capital Stock

We are authorized to issue a total of 220,000,000 shares of our capital stock, with a par value of $0.001 per share. Of the authorized amount, 200,000,000 of the shares are designated as common stock and 20,000,000 of the shares are designated as preferred stock.

As of March 3, 2005, there were 88,446,515 shares of common stock issued and outstanding, and no shares of preferred stock were issued or outstanding.

Anti-takeover Provisions

Certificate of Incorporation and Bylaws. Certain provisions of our amended and restated certificate of incorporation and bylaws summarized below may delay, defer or prevent a tender offer or takeover attempt, including attempts that might result in a premium over the market price for our securities. Our amended and restated certificate of incorporation and bylaws provide:

•	that directors can be removed only for cause and only upon the vote of the holders of shares entitled to cast a majority of the votes that all stockholders are entitled to cast in an election of directors;

•	that we may issue preferred stock with such rights, preferences, privileges and limitations as our board of directors may establish;

•	that special meetings of stockholders may only be called by the chairman of the board, a majority of the board of directors or the holders of a majority of the shares of common stock then outstanding;

•	advance notice procedures with regard to the nomination, other than by or at the direction of the board of directors or a committee of the board, of candidates for election as directors; and

•	procedures providing that a notice of proposed stockholder nominations for the election of directors must be timely given in writing to our secretary generally not less than 60 days before the meeting at which directors are to be elected.

Restrictions on Ownership Under Insurance Laws. The application of various state insurance laws could be a significant deterrent to any person interested in acquiring control of us. The insurance holding company laws of each of the jurisdictions in which our insurance subsidiaries are incorporated or commercially domiciled govern any acquisition of control of our insurance subsidiaries or of us. In general, these laws provide that no person or entity may directly or indirectly acquire control of an insurance company unless that person or entity has received the prior approval of the insurance regulatory authorities. An acquisition of control would be presumed in the case of any person or entity who purchases 10% or more of our outstanding common stock, unless the applicable insurance regulatory authorities determine otherwise.

Delaware General Corporation Law. The terms of Section 203 of the Delaware General Corporation Law apply to us because we are a publicly-traded Delaware corporation. Pursuant to Section 203, with certain exceptions, a Delaware corporation may not engage in any of a broad range of business combinations, such as mergers, consolidations and sales of assets, with an “interested stockholder,” as defined below, for a period of three years from the date that person became an interested stockholder, unless:

•	the transaction that results in a person becoming an interested stockholder or the business combination is approved by the board of directors of the corporation before the person becomes an interested stockholder;

•	upon consummation of the transaction that results in the stockholder becoming an interested stockholder, the interested stockholder owns 85% or more of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned by certain employee stock plans; or

•	on or after the time the person becomes an interested stockholder, the business combination is approved by the corporation’s board of directors and by holders of at least two-thirds of the corporation’s outstanding voting stock, excluding shares owned by the interested stockholder, at a meeting of stockholders.

Under Section 203, an “interested stockholder” is defined as any person, other than the corporation and any direct or indirect majority-owned subsidiary, that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation; or

•	an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately before the date on which it is sought to be determined whether such person is an interested stockholder.

Section 203 does not apply to a corporation that so provides in an amendment to its certificate of incorporation or bylaws passed by a majority of its outstanding shares at any time. Such stockholder action does not become effective for 12 months following its adoption and would not apply to persons who were already interested stockholders at the time of the amendment. Our amended and restated certificate of incorporation does not exclude us from the restrictions imposed under Section 203.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors, because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our management, and they could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interest.

Transfer Agent and Registrar

Our principal transfer agent and registrar for common stock is The Bank of New York. The transfer agent and registrar for any shares of preferred stock we issue will be set forth in the prospectus supplement relating to such series of preferred stock.

Description of Common Stock

General. Each share of our common stock has the same rights and privileges. Holders of our common stock do not have any preferences or any preemptive, redemption, subscription, conversion or exchange rights. All of our outstanding shares of common stock are fully paid and nonassessable. Our common stock is listed on the NYSE under the symbol “RDN.”

Voting Rights. The holders of our common stock are entitled to vote upon all matters submitted to a vote of our stockholders and are entitled to one vote for each share of common stock held. There is no cumulative voting.

Dividends. Subject to the prior rights and preferences, if any, applicable to shares of preferred stock or any series of preferred stock, the holders of common stock are entitled to participate ratably in all dividends, payable in cash, stock or otherwise, that may be declared by our board of directors out of any funds legally available for the payment of dividends. Each such distribution will be payable to holders of record as they appear on our stock transfer books on such record dates as shall be fixed by our board of directors.

Liquidation and Distribution. If we voluntarily or involuntarily liquidate, dissolve or wind-up, or upon any distribution of our assets, the holders of our common stock will be entitled to receive, after distribution in full of the preferential amounts, if any, to be distributed to the holders of any series of preferred stock, all of the remaining assets available for distribution equally and ratably in proportion to the number of shares of common stock held by them.

Description of Preferred Stock

General. Under our amended and restated certificate of incorporation, our board of directors is authorized, without further stockholder action, to provide for the issuance of shares of preferred stock in one or more series, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, qualifications, privileges, limitations or restrictions, as may be determined by our board of directors and set forth in a certificate of designation. We may amend from time to time our certificate of incorporation and bylaws to increase the number of authorized shares of preferred stock or common stock or to make other changes or additions.

Any preferred stock that we issue under this prospectus will have the voting, dividend, liquidation, redemption and conversion rights described below unless otherwise provided in the prospectus supplement relating to a particular series of preferred stock. You should read the prospectus supplement relating to the particular series of preferred stock for specific terms of the series, including:

•	the title and liquidation preference per share and the number of shares offered;

•	the price at which it will be sold;

•	the dividend rate, or method of calculation of dividends, the dates on which dividends will be payable, whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends will commence to accumulate;

•	any redemption or sinking fund provisions;

•	any conversion provisions; and

•	any additional dividend, liquidation, redemption or sinking fund provisions and other rights, preferences, privileges, limitations and restrictions of such preferred stock.

When issued, the preferred stock will be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement relating to a series of preferred stock, each series of preferred stock will rank on a parity as to dividends and distributions in the event of a liquidation with all other outstanding preferred stock, if any. Below is a discussion of terms we expect to be generally applicable to the preferred stock. We will set forth any terms of a series of preferred stock that vary from these generally applicable terms in a prospectus supplement relating to such series of preferred stock.

Voting Rights. Except as expressly required by applicable law, a holder of the preferred stock will not be entitled to vote. If we issue shares of any series of preferred stock, holders of such shares will be entitled to one vote for each share held on matters on which holders of such series are entitled to vote.

The affirmative vote or consent of the holders of a majority of the outstanding shares of each series of preferred stock, unless our board of directors establishes a higher amount, voting as a separate class, will be required for any amendment of our certificate of incorporation that adversely changes any rights or preferences of such series of preferred stock.

Dividend Rights. Holders of the preferred stock of a particular series will be entitled to receive, when, as and if declared by our board of directors, out of our assets legally available therefor, cash dividends at such rates and on such dates as are set forth in the prospectus supplement relating to such series. The rate may be fixed or variable or both. Dividends will be payable to the holders of record as they appear on our stock books on the record dates fixed by our board of directors or a duly authorized committee thereof. Dividends on any series of preferred stock may be cumulative or noncumulative, as provided in the prospectus supplement relating to such series of preferred stock. If our board of directors fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are noncumulative, then the right to receive a dividend in respect of the dividend period ending on such dividend payment day will be lost, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends are declared for any subsequent period.

If the prospectus supplement relating to a series of preferred stock so provides, when dividends are not paid in full upon any series of preferred stock and any other preferred stock ranking on a parity as to dividends with such series of preferred stock, all dividends declared upon such series of preferred stock and any other preferred stock ranking on a parity as to dividends will be declared pro rata so that the amount of dividends declared per share on such series and such other preferred stock will in all cases bear to each other the same ratio that accrued dividends per share on such series of preferred stock and such other preferred stock bear to each other. Except as provided in the preceding sentence, unless full dividends, including, in the case of cumulative preferred stock, accumulations, if any, in respect of prior dividend payment periods on all outstanding shares of any series of preferred stock have been paid, no dividends, other than in shares of common stock or another stock ranking junior to such series of preferred stock as to dividends and upon liquidation, will be declared or paid or set aside for payment or other distributions made upon our common stock or any of our other stock ranking junior to such preferred stock (including other series of preferred stock ranking junior to such series of preferred stock) as to dividends. If the prospectus supplement relating to a series of preferred stock so provides, no common stock or any other stock (including other series of preferred stock) ranking junior to or on a parity with such series of preferred stock as to dividends or upon liquidation may be redeemed, purchased or otherwise acquired for any consideration, or any monies paid to or made available for a sinking fund for the redemption of any shares of any such stock, by us, except by conversion into or exchange for our stock ranking junior to such series of preferred stock as to dividends and upon liquidation.

The amount of dividends payable for each dividend period will be computed by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period will be computed on the basis of 30-day months, a 360-day year and the actual number of days elapsed in the period.

Liquidation and Distribution. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of each series of preferred stock will be entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock or any other class of stock ranking junior to such series of preferred stock upon liquidation, liquidating distributions in the amount set forth in the prospectus supplement relating to such series of preferred stock. If, upon any voluntary or involuntary liquidation, dissolution or winding up of our business, the amounts payable with respect to the preferred stock of any series and any other shares of our stock ranking as to any such distribution on a parity with such series of preferred stock are not paid in full, the holders of the preferred stock of such series and of such other shares will share ratably in any such distribution of our assets in proportion to the full respective preferential amounts to which they are entitled.

Redemption. A series of preferred stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and the redemption prices and for the types of consideration set forth in the prospectus supplement relating to such series.

The prospectus supplement relating to a series of preferred stock that is subject to mandatory redemption will specify the number of shares of such series of preferred stock to be redeemed by us in each year commencing after a date or event to be specified, at a redemption price per share to be specified, together with an amount equal to any accrued and unpaid dividends thereon to the date of redemption.

Conversion or Exchange Rights. The prospectus supplement relating to a series of preferred stock will state the terms, if any, on which shares of that series are convertible or exchangeable into shares of our common stock, debt securities or another series of our preferred stock. These provisions may allow or require the number of our shares of common stock or other securities to be received by holders of shares of preferred stock to be adjusted upon the occurrence of events described in the prospectus supplement relating to such series of preferred stock. Unless the prospectus supplement relating to a series of preferred stock so provides, our preferred stock will have no preemptive rights.

DESCRIPTION OF DEPOSITARY SHARES

We describe in this section the general terms of the depositary shares. We will describe the specific terms of the depositary shares in a prospectus supplement. The following description of the deposit agreement, the depositary shares and the depositary receipts is only a summary and you should refer to the forms of the deposit agreement and depositary share certificate that will be filed with the SEC in connection with any particular offering of depositary shares.

General

We may offer fractional interests in preferred stock, rather than full shares of preferred stock. In that case, we will provide for the issuance by a depositary to investors of receipts for depositary shares, each representing a fractional interest in a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and the depositary, which must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $500,000,000 and will be named in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying such depositary share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.

Dividends and Other Distributions

The depositary will distribute all cash dividends and other cash distributions received in respect of the preferred stock to the record holders of depositary shares representing the preferred stock in proportion to the number of depositary shares owned by such holders on the relevant record date.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the depositary determines that it is not feasible to make such distribution, in which case the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

Withdrawal

Unless otherwise indicated in the applicable prospectus supplement and unless the related depositary shares have been called for redemption, if you surrender depositary receipts at the principal office of the depositary, then you are entitled to receive at that office the number of shares of preferred stock and any money or other property represented by such depositary shares. We will not issue partial shares of preferred stock. If you deliver depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue to you a new depositary receipt evidencing the excess number of depositary shares at the same time that the preferred stock is withdrawn. Holders of shares of preferred stock received in exchange for depositary shares will no longer be entitled to deposit those shares under the deposit agreement or to receive depositary shares in exchange for those shares of preferred stock.

Redemption of Depositary Shares

Unless otherwise specified in the applicable prospectus supplement, neither the depositary shares nor the series of preferred stock underlying the depositary shares will be convertible or exchangeable into any other class or series of our capital stock.

If the series of the preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the redemption proceeds, in whole or in part, of the series of the preferred stock held by the depositary. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred stock. Whenever we redeem preferred stock held by the depositary, the depositary will redeem, as of the same date, the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail information about the meeting contained in the notice to the record holders of the depositary shares relating to the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to how the preferred stock underlying the holder’s depositary shares should be voted. The depositary will try, insofar as practicable, to vote the number of shares of the preferred stock represented by such depositary shares in accordance with such instructions, and we will agree to take all action that the depositary deems necessary in order to enable the depositary to do so. The depositary will abstain from voting shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such shares of preferred stock.

Amendment and Termination of the Deposit Agreement

We may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement by agreement with the depositary at any time. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts of a particular series or class will not be effective unless such amendment has been approved by the holders of depositary receipts representing at least a majority of the depositary shares of such series or class then outstanding. Additionally, in the case of amendments relating to or affecting rights to receive dividends or distributions or voting or redemption rights, approval is required by the holders of depositary receipts representing not less than a specified percentage or all of the depositary shares of such series or class then outstanding, as provided in the applicable prospectus supplement. The deposit agreement may be terminated by us or the depositary only if:

•	all outstanding depositary shares relating to the deposit agreement have been redeemed or converted into or exchanged for other securities;

•	there has been a final distribution on the underlying preferred stock in connection with our liquidation, dissolution or winding up and the distribution has been made to the holders of the related depositary shares evidenced by depositary receipts; or

•	the holders of depositary receipts representing not less than a specified majority of the depositary shares outstanding have consented to such termination.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We also will pay charges of the depositary in connection with the initial deposit of the related class or series of shares of preferred stock and any redemption of such shares of preferred stock. Holders of depositary receipts will pay all other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement for their accounts.

The depositary may refuse to effect any transfer of a depositary receipt or any withdrawal of shares of a class or series of shares of preferred stock evidenced thereby until all such taxes and charges with respect to such depositary receipt or such shares of preferred stock are paid by the holders thereof.

Miscellaneous

The depositary will forward to the holders of depositary receipts all reports and communications that we must furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and the depositary’s obligations under the deposit agreement will be limited to performance in good faith of duties set forth in the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us. We may also remove the depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $500,000,000.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities that we may issue from time to time. The particular terms relating to each debt security, which may be different from or in addition to the terms described below, will be set forth in a prospectus supplement relating to such securities.

The debt securities will be our direct obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The senior subordinated debt securities will have a junior position to all of our senior debt, which is generally defined in both the subordinated indenture and senior subordinated indenture to include all debt other than debt that is expressly subordinated to or pari passu with the subordinated debt securities or senior subordinated debt securities, as the case may be. The subordinated debt securities will have a junior position to all of our senior debt and senior subordinated debt. The senior debt securities will be issued under a senior debt indenture, the senior subordinated debt securities will be issued under a senior subordinated debt indenture, and the subordinated debt securities will be issued under one of two separate indentures. All of the indentures will be qualified under the Trust Indenture Act of 1939.

Our subordinated debt securities that are issued to a trust in connection with the issuance of trust preferred securities and common securities by that trust will be issued under an indenture that we sometimes refer to in this prospectus as the “trust-issued subordinated indenture.” Our other subordinated debt securities will be issued under an indenture that we sometimes refer to in this prospectus as the “subordinated indenture,” and the trust-issued subordinated indenture and the subordinated indenture are sometimes referred to in this prospectus collectively as the “subordinated indentures.” The subordinated debt securities – whether issued to a trust pursuant to a trust-issued subordinated indenture or issued directly by us to debt holders other than a trust – will have a junior position to all of our senior debt and all of our senior subordinated debt.

Because most of our operations are conducted through our insurance subsidiaries, a significant portion of our cash flow, and consequently, our ability to service debt, including the debt securities, is dependent upon the earnings of those subsidiaries and the transfer of funds by those subsidiaries to us in the form of dividends or other transfers, supplemented with borrowings. Our insurance subsidiaries may only declare and pay dividends to us if they are permitted to do so under the insurance laws and regulations of the states where they are domiciled.

Some of our subsidiaries may finance their operations by borrowing from external creditors; lending agreements between some of the operating subsidiaries and external creditors also may restrict the amount of net assets available for cash dividends and other payments to us, although presently no such agreements impose those restrictions.

Because we are a holding company, we rely on dividends from our subsidiaries for revenue, and therefore to make payments in respect of our securities. As such, any securities we issue will be structurally subordinated to the indebtedness and other liabilities, if any, of our subsidiaries, including claims of our subsidiaries’ policyholders, trade creditors, preferred stockholders and creditors, and any taxing authorities. Any claims we have as an unsecured creditor of one of our subsidiaries would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to the indebtedness held by us.

We have summarized below the material provisions of the four indentures. The summary is not complete and is subject in all respects to the provisions of and is qualified in its entirety by reference to the forms of indentures, which are filed as exhibits to the registration statement of which this prospectus forms a part. The prospectus supplement relating to the applicable issuance of debt securities will describe any significant differences between the indentures and the summary below. The senior indenture, the senior subordinated indenture and the subordinated indentures are substantially the same, except for certain covenants of ours and provisions relating to subordination. The subordinated indenture and the trust-issued subordinated indenture are substantially the same, except for certain rights and covenants of ours and provisions relating to the issuance of securities to a trust. You should read the indentures for provisions that may be important to you.

Terms Applicable to All Debt Securities

No Limit on Debt Amounts. The indentures do not limit the amount of debt that can be issued under the indentures. These amounts are set from time to time by our board of directors.

Prospectus Supplements. The prospectus supplement relating to a series of debt securities will summarize the specific terms of such debt securities and the related offering including, with respect to each series of debt securities, some or all of the following, as well as any other material terms of the securities:

•	title and form of the securities;

•	offering price;

•	any limit on the amount that may be issued;

•	maturity date(s);

•	interest rate or the method of computing the interest rate (including, if applicable, any provisions relating to the resetting of such rate and any maximum rate applicable to any reset rate);

•	dates on which interest will accrue, or how the dates will be determined, the interest payment dates and any related record dates;

•	terms and conditions on which the securities may be redeemed, in whole or in part, at our option;

•	date(s), if any, on which, and the price(s) at which we are obligated to redeem, or at the holder’s option to purchase, in whole or in part, the securities and related terms and provisions;

•	details of any required sinking fund payments;

•	the currency or currencies in which the securities will be denominated or payable, if other than U.S. dollars;

•	any index, formula or other method by which payments on the securities will be determined, and any special voting or defeasance provisions in connection with a determination, if the amount of payments are to be determined with reference to an index, formula or other method;

•	the persons to whom payments of interest will be made;

•	any provisions granting special rights to holders when a specified event occurs;

•	any changes to or additional events of default or covenants beyond or modifying those contained in the applicable indenture;

•	any special tax implications of the securities; including under what circumstances, if any, and with what procedures and documentation we will pay additional amounts on the securities held by a non-U.S. person in respect of taxes, assessments or similar charges withheld or deducted and, if so, the terms related to any option we will have to redeem those securities rather than pay those additional amounts;

•	whether or not the securities will be issued in global form and who the depositary will be;

•	any restrictions on the registration, transfer or exchange of the securities;

•	the place or places where securities may be surrendered for registration of transfer or for exchange, where notices and demands to or upon us in respect of the securities and the applicable indenture may be served and where notices to holders will be published;

•	terms, if any, on which a series of securities may be convertible into or exchangeable for our shares of common or preferred stock, or for other securities, including provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option;

•	if the securities are convertible or exchangeable, the events or circumstances that will result in adjustments to the conversion or exchange price and the formulae for determining the adjusted price;

•	in the case of subordinated securities issued to a trust, the terms and conditions of any obligation or right of ours or a holder to exchange such subordinated securities for trust preferred securities of that trust;

•	in the case of subordinated securities issued to a trust, the terms and conditions of the amended and restated trust agreement and the agreement relating to our guarantee of the trust preferred securities of that trust;

•	whether the securities are secured or unsecured, and if secured, the amount and form of the security and related terms;

•	subordination terms of any senior subordinated securities and subordinated securities; and

•	any other terms that are not inconsistent with the indenture applicable to a series of debt securities, including any terms that may be required by or advisable under United States laws or regulations or advisable (as determined by us) in connection with the marketing of that series of securities.

Unless otherwise provided in an applicable indenture relating to debt securities, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange, other than exchanges not involving any transfer, such as the issuance of definitive securities in replacement of temporary securities or the issuance of new securities upon surrender of a security that is transferred or redeemed in part.

A series of debt securities may be issued under the relevant indenture as original issue discount securities, which are securities that are offered and sold at a substantial discount from their stated principal amount. In addition, debt securities offered and sold at their stated principal amount may under some circumstances, pursuant to applicable Treasury Regulations, be treated as issued at an original issue discount for federal income tax purposes. Federal income tax consequences and other special considerations applicable to any such original issue discount securities (or other debt securities treated as issued at an original issue discount) will be described in the prospectus supplement relating to those securities.

Covenants. We will agree in the indentures to:

•	pay the principal, interest and any premium on the debt securities when due;

•	maintain an office or agency where debt securities may be surrendered for registration of transfer, exchange, payment or conversion (if the debt securities are convertible) and where notices and demands to or upon us in respect of the debt securities and the relevant indenture may be served;

•	prepare and file or deliver certain reports, as more fully specified in the relevant indenture, with the trustee under the relevant indenture, the SEC, and/or registered holders of debt securities, as the case may be;

•	deliver to the trustee under the relevant indenture, as more fully specified in that indenture, officers’ certificates relating to our compliance under the relevant indenture and the occurrence of any default or event of default under that indenture;

•	comply with certain limitations on our ability to create, assume, incur or permit to exist any indebtedness secured by a lien on the capital stock of our significant subsidiaries;

•	comply with certain limitations on our ability to sell, transfer or dispose of the capital stock of our significant subsidiaries; and

•	unless our Board of Directors determines that it is no longer desirable in the conduct of our business and that there will be no adverse impact in any material respect to the holders of debt securities, do or cause to be done all things necessary to preserve and keep in full force and effect our existence as a corporation and our rights, charter and statutory, and franchises.

Consolidation, Merger and Sale of Assets. We will not consolidate with or merge into any other entity or transfer all or substantially all of our assets unless:

•	we are the surviving entity; or

•	the successor or surviving entity assumes all of our obligations under the debt securities and the indentures pursuant to supplemental indentures in forms reasonably satisfactory to the trustee(s) under the relevant indentures and either (A) is organized or existing under the laws of the United States of America, any state thereof or the District of Columbia or (B) if not organized in any such jurisdiction, then (1) the successor or surviving entity agrees to be subject to the service of process laws of the State of New York, and (2) under the laws of its jurisdiction of organization, payments on the securities would not be subject to withholding tax; and, in any case,

•	after giving effect to such transaction, no event of default under the relevant indenture and no event that, after notice or lapse of time, or both, would become an event of default, will have happened and be continuing.

Upon any such consolidation, merger or transfer, the successor will be substituted for us under the indenture. In the case of a sale of all of our assets that meets the requirements stated in the immediately preceding paragraph, we will be relieved of all obligations and covenants under the indenture and the debt securities.

Satisfaction and Discharge. Upon our request, the relevant indenture will no longer be effective with respect to any series for all but certain specified purposes if either:

•	all outstanding securities of that series have been delivered to the trustee for cancellation, we have paid all sums payable in respect of that series and we have delivered to the trustee a certificate and opinion of legal counsel that all conditions precedent to satisfaction and discharge have been fulfilled; or

•	the only securities that remain outstanding have, or within one year will, become due and payable or are to be called for redemption, we have deposited with the trustee funds that are sufficient to make all future payments, no default or event of default will have occurred and be continuing on the date of that deposit, we have paid all other sums payable in respect of that series, and we have delivered to the trustee a certificate and opinion of counsel that all conditions precedent to satisfaction and discharge have been fulfilled.

Legal Defeasance and Covenant Defeasance. Under each indenture, we may elect with respect to a series of debt securities, at our option and subject to the satisfaction of the conditions described below, either:

•	to be deemed to have paid and discharged the entire indebtedness represented by the outstanding securities of the applicable series and to have satisfied all of our other obligations under the securities of the applicable series and under the provisions of the relevant indenture, which we refer to as legal defeasance; or

•	to be released from some of our obligations under the relevant indenture, which we refer to as covenant defeasance.

We can exercise legal or covenant defeasance if we put in place the following arrangements:

•	we must irrevocably deposit with the applicable indenture trustee (or another trustee meeting certain eligibility requirements and agreeing to be bound by the applicable provisions of the relevant indenture), in trust, for the benefit of the holders of the applicable series of debt securities:

•	cash in United States dollars;

•	non-callable and non-redeemable direct obligations of the United States of America or of an agency or instrumentality controlled or supervised by the United States of America, in each instance, the payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America; or

•	a combination of the foregoing that, in each case, is sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, interest and premium, if any, on the outstanding debt securities of the applicable series on their stated maturity or applicable redemption date, as the case may be, and any mandatory sinking fund payments applicable to that particular series of debt securities on the day on which the payments are due;

•	we must deliver to the trustee an opinion of counsel confirming that the holders of the outstanding securities of the applicable series will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance;

•	no default or event of default shall have occurred and be continuing on the date of the deposit of the amounts to be held in trust for the benefit of the holders (other than a default or event of default resulting from the borrowing of funds to be applied to the deposit) or in the case of any insolvency-related defaults, at any time in the period ending on the 91st day after the date of the deposit (or greater period of time in which any such deposit of trust funds may remain subject to bankruptcy or insolvency laws that apply to the deposit by us); and

•	we must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to legal defeasance or covenant defeasance, as the case may be, have been complied with.

After satisfying the conditions for legal defeasance, the applicable debt securities will be deemed outstanding only for limited purposes as more fully set forth in the relevant indenture. After legal defeasance, the holders of outstanding debt securities will have to rely solely on the deposits we make to the trust for repayment of the debt securities.

After satisfying the conditions for covenant defeasance, the debt securities of the applicable series will be deemed not outstanding for the purposes of the covenants from which we have been released, but will continue to be deemed outstanding for all other purposes under the relevant indenture.

The prospectus supplement relating to a series of debt securities may describe additional provisions, if any, permitting legal defeasance or covenant defeasance, and any modifications to the provisions described above, with respect to the debt securities of a particular series.

Information Concerning the Trustee. The prospectus supplement relating to a series of debt securities will include information concerning the trustee under the applicable indenture and our relationship with the trustee at the time any debt securities are offered.

Form, Exchange, Transfer. Unless otherwise specified in a prospectus supplement relating to a series of debt securities, debt securities will be issued in registered form without coupons. They also may be issued in global form with accompanying book-entry procedures as outlined below.

A holder of debt securities of any series may exchange the debt securities for other debt securities of the same series, in any authorized denomination and with the same terms and aggregate principal amount. The securities are transferable at the corporate trust office or corporate trust agency office of the trustee or at any transfer agent designated by us for that purpose. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange, other than exchanges not involving any transfer, like the issuance of definitive securities in replacement of temporary securities or the issuance of new securities upon surrender of a security that is redeemed in part.

Global Securities. The registered debt securities may be issued in the form of one or more fully registered global securities that will be deposited with and registered in the name of a depositary or in the name of a nominee for a depositary identified in the prospectus supplement relating to such debt securities. The specific terms of the depositary arrangement with respect to any debt securities to be represented by a registered global security will be described in the prospectus supplement relating to such debt securities.

Ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security (“participants”) or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the principal amounts of the debt securities represented by the registered global security beneficially owned by such participants. Ownership of beneficial interests in such registered global security will be shown on, and the transfer of such ownership interests will be effected, only through records maintained by the depositary for such registered global security or on the records of participants for interests of persons holding through participants.

So long as the depositary for a registered global security, or its nominee, is the registered owner of a registered global security, the depositary or the nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes. Except as set forth below, owners of beneficial interests in a registered global security will not:

•	be entitled to have the debt securities represented by such registered global security registered in their names;

•	receive or be entitled to receive physical delivery of such debt securities in definitive forms; or

•	be considered the owners of record or holders of the debt securities.

Each person owning a beneficial interest in a registered global security will have to rely on the procedures of the depositary for such registered global security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable indenture. We understand that under existing industry practices, if we were to request any action of holders, or if an owner of a beneficial interest in a registered global security desired to take any action that a holder is entitled to take under the applicable indenture, the depositary would authorize the participants holding the relevant beneficial interests to take such action, and such participants would authorize beneficial owners owning through such participants to take such action.

Principal of, interest and premium, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such registered global security. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such registered global security.

We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payment of principal, interest or premium, if any, will immediately credit participants’ accounts with such payments in amounts proportionate to their respective beneficial interests in such registered global security as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in such a registered global security held by the participants will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.”

If the depositary notifies us that it is unwilling or unable to continue as depositary for the global security or if at any time the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, if so required by applicable law or regulation, and, in either case, we do not appoint a successor depositary within 90 days, we will issue debt securities in certificated form in exchange for the global security. In addition, we may at any time in our sole discretion decide not to have any debt securities represented by a global security. In such event we will issue debt securities in certificated form in exchange for the global security. The debt securities in certificated form will be in the same minimal denominations and be of the same aggregate principal amount and tenor as the portion of each global security to be exchanged.

Any debt securities issued in certificated form in exchange for a global security will be registered in such name or names as the depositary shall instruct the relevant trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in such registered global security.

If provided in a prospectus supplement relating to a series of debt securities, the debt securities of that series also may be issued in the form of one or more global securities that will be deposited with a common depositary identified in the prospectus supplement. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of debt securities to be represented by a global security will be described in the prospectus supplement relating to that series.

Particular Terms of the Senior Debt Securities

Ranking of Senior Debt Securities. The senior debt securities will constitute part of our senior debt and rank equally with all our other senior debt that is unsecured (and will effectively rank junior to any secured debt). The senior debt securities will be senior to our senior subordinated debt and subordinated debt (whether issued to a trust or otherwise.)

Events of Default. The following are events of default under a series of senior debt securities:

•	we fail to pay the principal, premium, if any, or any sinking fund payment on any senior debt securities of that series when due;

•	we fail to pay interest on any senior debt securities of that series when due and that failure continues for a period of 30 days;

•	we fail to observe or perform any other covenant, representation, warranty or other agreement in the senior indenture applicable to that series and that failure continues for 60 days after we receive notice to comply from the trustee or holders of at least 25% in aggregate principal amount of the outstanding senior debt securities of that series; and

•	certain events of bankruptcy or insolvency occur, whether voluntary or not.

The prospectus supplement relating to a series of debt securities may describe additional or different events of default that apply to that series. An event of default with respect to one series of senior debt securities will not necessarily constitute an event of default with respect to any other series of senior debt securities.

If a default or an event of default occurs and is continuing, and if a responsible officer of the trustee under the indenture has actual knowledge thereof, the trustee will mail to the holders of senior debt securities of the affected series a notice to that effect within 90 days after the default occurs. Except in the case of a default in the payment of principal or interest, the trustee under the senior indenture may withhold notice if and so long as a committee of the trustee’s responsible officers in good faith determines that withholding the notice is in the interests of the holders.

If an event of default with respect to a series of senior debt securities occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding senior debt securities of that series may declare the principal of, accrued and unpaid interest or premium, if any, of all the senior debt securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the then outstanding senior debt securities of each series covered by such declaration may annul or rescind the declaration and any related payment default that resulted from the declaration but not any other payment default. Certain events of bankruptcy and insolvency will result in all outstanding series of senior debt securities becoming due and payable immediately without any further action on the part of the trustee or the holders.

The senior indenture entitles the trustee to be indemnified by the holders before proceeding to exercise any right or power at the request of any of the holders.

The holders of a majority in principal amount of the outstanding senior debt securities of a series with respect to which an event of default occurs and is continuing may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust power conferred on it, except that:

•	the direction cannot conflict with any law or regulation or the indenture;

•	the trustee may take any other action deemed proper by the trustee that is not inconsistent with the direction; and

•	the trustee need not take any action that might subject it to personal liability or be unduly prejudicial to the holders of the senior debt securities not joining in the action.

A holder may pursue a remedy directly under the senior indenture or a particular series of senior debt securities but, before doing so, the following must occur:

•	the holder must give to the trustee written notice that an event of default has occurred and is continuing;

•	the holders of at least 25% in principal amount of the then outstanding senior debt securities of such series must make a written request to the trustee to pursue the remedy;

•	the holder, or holders, must offer and, if requested, provide to the trustee an indemnity satisfactory to the trustee against any loss, liability or expense from the taking of the action;

•	the trustee does not comply with the request within 30 days after receipt of the request and offer and, if requested, the provision of indemnity; and

•	during the 30 day period, the holders of a majority in principal amount of the then outstanding senior debt securities of such series do not give the trustee a direction inconsistent with the written request.

However, holders have an absolute right to receipt of principal, interest or premium, if any, on or after the respective due dates and to institute suit for the enforcement of those payments. The right of a holder of senior debt securities to bring suit for the enforcement of any payments of principal, interest or premium, if any, on senior debt securities on or after the respective due dates may not be impaired or affected without the consent of that holder.

The holders of a majority in principal amount of the then outstanding senior debt securities of a series may by notice to the trustee on behalf of all holders of the senior debt securities of such series waive any past defaults, except:

•	a continuing default in payment of the principal of, interest or premium, if any, on, or any sinking fund payment on, senior debt securities of the series; and

•	a continuing default in respect of a covenant or provision of the indenture that cannot be amended or modified without the consent of each holder of senior debt securities affected.

We periodically will file statements with the trustees regarding our compliance with covenants in the senior indenture.

Modifications and Amendments. Except as provided below, or more fully specified in the senior indenture and described in the prospectus supplement relating to a series of senior debt securities, the senior indenture may be amended or supplemented by us and the trustee with the consent of holders of a majority in principal amount of each series of senior debt securities affected by the amendment or supplement, treating each series as a separate class. In addition, the record holders of a majority in principal amount of the outstanding senior debt securities of each series affected by the waiver, treating such series as separate classes, may, with respect to such series, waive defaults under, or compliance with, the provisions of the senior indenture. However, some amendments or waivers require the consent of each holder of any senior debt security affected. Without the consent of each affected holder, an amendment or waiver may not:

•	reduce the principal amount of the senior debt securities of any series whose holders must consent to an amendment, supplement or waiver;

•	reduce the principal or change the fixed maturity of the principal of, premium, if any, or mandatory sinking fund obligation, if any, of any senior debt securities of any series or alter the provisions with respect to the redemption of the senior debt securities;

•	reduce the rate, or change the time for payment, of interest, including default interest, on any senior debt security of any series;

•	impair the right, if any, to convert the senior debt securities into common stock;

•	waive a default or event of default in the payment of principal of, interest or premium on, the senior debt securities of any series, except a rescission of acceleration of the senior debt securities by the holders of a majority in aggregate principal amount of the senior debt securities of any series and a waiver of the payment default that resulted from that acceleration;

•	make any senior debt security of any series payable in currency other than that stated in the senior debt securities of that series;

•	make any change in the provisions of the senior indenture relating to waivers of past defaults or the rights of the holders of senior debt securities to receive payments of principal of, interest or premium, if any, on the senior debt securities;

•	waive a redemption payment with respect to any senior debt security;

•	make any change in the right of any holders of senior debt securities regarding waivers of defaults or impair or affect the right of any holder of a senior debt security of any series to receive payment of principal, interest or premium, if any, on that security on or after the due date expressed in that security or to bring suit for the enforcement of any payment on or after the due date; or

•	make any change in the above amendment and waiver provisions.

We and the trustee under the senior indenture may amend or supplement the senior indenture or the senior debt securities of any series issued thereunder without the consent of any holder:

•	to evidence the succession of another person to us, or successive successions, and the assumption by the successors of our covenants, agreements and obligations under the indenture as permitted by the indenture;

•	to add other covenants, restrictions or conditions for the protection of the holders of any series of senior debt securities;

•	to add events of default;

•	to provide for the issuance of senior debt securities in coupon form and to provide for exchangeability of those senior debt securities under the indenture in fully registered form;

•	to provide for the issuance of and to establish the form, terms and conditions of senior debt securities of any series;

•	to evidence and provide for the acceptance of appointment by a successor trustee and to add or change any of the provisions of the indenture necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

•

to cure any ambiguity, or to correct or supplement any provision in the indenture that may be defective or inconsistent with any other provision contained in the indenture or in any supplemental indenture, or to make any other provisions with respect to matters or questions arising under that indenture, so long as the interests of holders of senior debt securities of any series are not adversely affected in any material respect under that indenture; or

•	to comply with the requirements of the Securities and Exchange Commission or to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939.

Particular Terms of the Senior Subordinated Debt Securities

Ranking of Senior Subordinated Debt Securities. As described below, the senior subordinated debt securities will rank senior to any subordinated debt securities and (whether issued to a trust or otherwise) will be subordinated and junior in right of payment to any senior debt securities issued by us, as well as certain other indebtedness incurred by us to the extent set forth in the applicable indenture and described in the prospectus supplement relating to a series of senior subordinated debt securities.

Subordination. Unless the prospectus supplement relating to a series of senior subordinated debt securities indicates otherwise, the following provisions will apply to our senior subordinated debt securities. Our obligations under the senior subordinated debt securities will be subordinated in right of payment to our obligations under our senior debt and will be structurally subordinated to certain obligations of our subsidiaries, as described above. In the indenture relating to the senior subordinated securities, we will agree not to create, incur or otherwise be liable for any other indebtedness that ranks junior to the senior debt in right of payment, but senior to the senior subordinated securities. For this purpose, “senior debt” generally includes any indebtedness that does not expressly provide that it is on a parity with or subordinated in right of payment to the senior subordinated debt securities. Specifically, senior debt includes obligations under any credit facility with banks or other institutional lenders and obligations under the senior debt securities described in this prospectus. Senior debt will not include:

•	any liability for federal, state, local or other taxes;

•	any indebtedness to any of our subsidiaries or other affiliates;

•	any trade payables;

•	any indebtedness that we may incur in violation of the senior subordinated indenture; or

•	obligations under any subordinated debt securities.

If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior debt before we pay the principal of, or any interest or premium on, the senior subordinated debt securities.

We may not make any payment on the senior subordinated debt securities if a default in the payment of the principal, interest or premium, if any, or other obligations, including a default under any repurchase or redemption obligation in respect of designated senior debt, occurs and continues beyond any applicable grace period. We may not make any payment on the senior subordinated debt securities if any other default occurs and continues with respect to designated senior debt that permits holders of the designated senior debt to accelerate its maturity and the trustee receives a notice of default from us or any other person permitted to give notice. We may not resume payments on the senior subordinated debt securities until the defaults are cured or specified time periods pass, unless the maturity of the senior debt is actually accelerated.

The term “designated senior debt” means our obligations under our principal bank or other institutional credit facility and any other debt expressly designated as senior debt with respect to the applicable senior subordinated debt securities.

We expect that the terms of some of our senior debt will provide that an event of default under the senior subordinated debt securities or an acceleration of their maturity will constitute an event of default under the senior debt. In that case, if the maturity of the senior subordinated debt securities is accelerated because of an event of default, we may not make any payment on the senior subordinated debt securities until we have paid all senior debt or the acceleration has been rescinded. If the payment of the senior subordinated debt securities is accelerated because of an event of default, we must promptly notify the holders of senior debt of the acceleration.

If we experience a bankruptcy, dissolution or reorganization, holders of senior debt may receive more, ratably, and holders of the senior subordinated debt securities may receive less, ratably, than our other creditors.

The indenture for senior subordinated debt securities may not limit our ability to incur additional senior debt.

The subordination provisions may not be amended in a manner adverse to the holders of the senior subordinated debt securities without the consent of the holders of at least 25% of the aggregate principal amount of senior subordinated debt securities then outstanding affected by the amendment, voting as a single class.

Events of Default. The following are events of default under a series of senior subordinated debt securities:

•	we fail to pay the principal, premium, if any, or any sinking fund payment on any senior subordinated debt securities of that series when due;

•	we fail to pay interest on any senior subordinated debt securities of that series when due and that failure continues for a period of 30 days;

•	we fail to observe or perform any other covenant, representation, warranty or other agreement in the senior subordinated indenture applicable to that series and that failure continues for 60 days after we receive notice to comply from the trustee or holders of at least 25% in aggregate principal amount of the outstanding senior subordinated debt securities of that series; and

•	certain events of bankruptcy or insolvency occur, whether voluntary or not.

The prospectus supplement relating to a series of senior subordinated debt securities may describe additional or different events of default that apply to that series. An event of default with respect to one series of senior subordinated debt securities will not necessarily constitute an event of default with respect to any other series of senior subordinated debt securities.

If a default or an event of default occurs and is continuing, and if a responsible officer of the trustee under the indenture has actual knowledge thereof, the trustee will mail to the holders of senior subordinated debt securities of the affected series a notice to that effect within 90 days after the default occurs. Except in the case of a default in the payment of principal or interest, the trustee under the senior subordinated indenture may withhold notice if and so long as a committee of the trustee’s responsible officers in good faith determines that withholding the notice is in the interests of the holders.

If an event of default with respect to a series of senior subordinated debt securities occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding senior subordinated debt securities of that series may declare the principal of, accrued and unpaid interest and premium, if any, (subject to applicable subordination provisions in the senior subordinated indenture) of all the senior subordinated debt securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the then outstanding senior subordinated debt securities of each series covered by such declaration may annul and rescind the declaration and any related payment default that resulted from the declaration but not any other payment default. Certain events of bankruptcy and insolvency will result in all outstanding series of senior subordinated debt securities becoming due and payable immediately without any further action on the part of the trustee or the holders.

The senior subordinated indenture entitles the trustee to be indemnified by the holders before proceeding to exercise any right or power at the request of any of the holders.

The holders of a majority in principal amount of the outstanding senior subordinated debt securities of a series with respect to which an event of default occurs and is continuing may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust power conferred on it, except that:

•	the direction cannot conflict with any law or regulation or the indenture;

•	the trustee may take any other action deemed proper by the trustee that is not inconsistent with the direction; and

•	the trustee need not take any action that might subject it to personal liability or be unduly prejudicial to the holders of the senior subordinated debt securities not joining in the action.

A holder may pursue a remedy directly under the senior subordinated indenture or a particular series of senior subordinated debt securities but, before doing so, the following must occur:

•	the holder must give to the trustee written notice that an event of default has occurred and is continuing;

•	the holders of at least 25% in principal amount of the then outstanding senior subordinated debt securities of such series must make a written request to the trustee to pursue the remedy;

•	the holder, or holders, must offer and, if requested, provide to the trustee an indemnity satisfactory to the trustee against any loss, liability or expense from the taking of the action;

•	the trustee does not comply with the request within 30 days after receipt of the request and offer and, if requested, the provision of indemnity; and

•	during the 30 day period, the holders of a majority in principal amount of the then outstanding senior subordinated debt securities of such series do not give the trustee a direction inconsistent with the written request.

However, holders have an absolute right to receipt of principal, interest or premium, if any, on or after the respective due dates and to institute suit for the enforcement of those payments. The right of a holder of senior subordinated debt securities to bring suit for the enforcement of any payments of principal, interest or premium, if any, on senior subordinated debt securities on or after the respective due dates, without regard to acceleration or default, may not be impaired or affected without the consent of that holder.

The holders of a majority in principal amount of the then outstanding senior subordinated debt securities of a series may by notice to the trustee on behalf of all holders of the senior subordinated debt securities of such series waive any past defaults, except:

•	a continuing default in payment of the principal of, interest or premium, if any, on, or any sinking fund payment on, senior subordinated debt securities of the series; and

•	a continuing default in respect of a covenant or provision of the indenture that cannot be amended or modified without the consent of each holder of senior subordinated debt securities affected.

We periodically will file statements with the trustees regarding our compliance with covenants in the senior subordinated indenture.

Modifications and Amendments. Except as provided below, or more fully specified in the senior subordinated indenture and described in the prospectus supplement relating to a series of senior subordinated debt securities, the senior subordinated indenture may be amended or supplemented by us and the trustee with the consent of holders of a majority in principal amount of each series of senior subordinated debt securities affected by the amendment or supplement, treating each series as a separate class. In addition, the record holders of a majority in principal amount of the outstanding senior subordinated debt securities of each series affected by the waiver, treating such series as separate classes, may, with respect to such series, waive defaults under, or compliance with, the provisions of the senior subordinated indenture. However, some amendments or waivers require the consent of each holder of any senior subordinated debt security affected. Without the consent of each affected holder, an amendment or waiver may not:

•	reduce the principal amount of the senior subordinated debt securities of any series whose holders must consent to an amendment, supplement or waiver;

•	reduce the principal or change the fixed maturity of the principal of, premium, if any, or mandatory sinking fund obligation, if any, of any senior subordinated debt securities of any series or alter the provisions with respect to the redemption of the senior subordinated debt securities;

•	reduce the rate, or change the time for payment, of interest, including default interest, on any senior subordinated debt security of any series;

•	impair any right, if any, to convert the senior subordinated debt securities into common stock;

•	waive a default or event of default in the payment of principal of, or interest or premium on, the senior subordinated debt securities of any series, except a rescission of acceleration of the senior subordinated debt securities by the holders of a majority in aggregate principal amount of the senior subordinated debt securities of any series and a waiver of the payment default that resulted from that acceleration;

•	make any senior subordinated debt security of any series payable in currency other than that stated in the senior subordinated debt securities of that series;

•	make any change in the provisions of the senior subordinated indenture relating to waivers of past defaults or the rights of the holders of senior subordinated debt securities to receive payments of principal of, interest or premium, if any, on the senior subordinated debt securities;

•	waive a redemption payment with respect to any senior subordinated debt security;

•	make any change in the right of any holders of senior subordinated debt securities regarding waivers of defaults or impair or affect the right of any holder of a senior subordinated debt security of any series to receive payment of principal, interest and premium, if any, on that security on or after the due date expressed, without regard to acceleration or default, in that security or to bring suit for the enforcement of any payment on or after the due date; or

•	make any change in the above amendment and waiver provisions.

We and the trustee under the senior subordinated indenture may amend or supplement the senior subordinated indenture or the senior subordinated debt securities of any series issued thereunder without the consent of any holder:

•	to evidence the succession of another person to us, or successive successions, and the assumption by the successors of our covenants, agreements and obligations under the senior subordinated indenture as permitted;

•	to add other covenants, restrictions or conditions for the protection of the holders of any series of senior subordinated debt securities;

•	to add events of default;

•	to provide for the issuance of senior subordinated debt securities in coupon form and to provide for exchangeability of those senior subordinated debt securities under the indenture in fully registered form;

•	to provide for the issuance of and to establish the form, terms and conditions of senior subordinated debt securities of any series;

•	to evidence and provide for the acceptance of appointment by a successor trustee and to add or change any of the provisions of the indenture necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to cure any ambiguity, or to correct or supplement any provision in the indenture that may be defective or inconsistent with any other provision contained in the indenture or in any supplemental indenture, or to make any other provisions with respect to matters or questions arising under that indenture, so long as the interests of holders of senior subordinated debt securities of any series are not adversely affected in any material respect under that indenture; or

•	to comply with the requirements of the Securities and Exchange Commission or to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939.

Particular Terms of the Subordinated Debt Securities

Ranking of Subordinated Debt Securities. The subordinated debt securities (whether issued to a trust or otherwise) will be subordinated and junior in right of payment to any senior debt securities and senior subordinated debt securities issued by us, as well as certain other indebtedness incurred by us to the extent set forth in the applicable indenture described in the prospectus supplement relating to a series of subordinated debt securities.

Subordination. Unless the prospectus supplement relating to a series of subordinated debt securities indicates otherwise, the subordination provisions of the subordinated debt securities will be the same as those of the senior subordinated debt securities just described, except that “senior debt” will include our obligations under the senior subordinated debt securities, as well as under the other debt specified above and any other indebtedness that the applicable series of subordinated debt is expressly junior to, as set forth in the prospectus supplement.

The subordinated indenture does not limit the amount of additional senior debt that we may incur. We expect from time to time to incur additional indebtedness constituting senior debt.

Events of Default. The following are events of default under a series of subordinated debt securities:

•	we fail to pay the principal, premium, if any, or any sinking fund payment, on any subordinated debt securities of that series when due;

•	we fail to pay interest on any subordinated debt securities of that series when due and that failure continues for a period of 30 days;

•	we fail to observe or perform any other covenant, representation, warranty or other agreement in the subordinated indenture applicable to that series and that failure continues for 60 days after we receive notice to comply from the trustee or holders of at least 25% in aggregate principal amount of the outstanding subordinated debt securities of that series; and

•	certain events of bankruptcy or insolvency occur, whether voluntary or not.

The prospectus supplement relating to a series of subordinated debt securities may describe additional or different events of default that apply to that series. An event of default with respect to one series of subordinated debt securities will not necessarily constitute an event of default with respect to any other series of subordinated debt securities.

If a default or an event of default occurs and is continuing, and if a responsible officer of the trustee under the indenture has actual knowledge thereof, the trustee will mail to the holders of subordinated debt securities of the affected series a notice to that effect within 90 days after the default occurs. Except in the case of a default in the payment of principal or interest, the trustee under the subordinated indenture may withhold notice if and so long as a committee of the trustee’s responsible officers in good faith determines that withholding the notice is in the interests of the holders.

If an event of default with respect to a series of subordinated debt securities occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding subordinated debt securities of that series may declare the principal of, accrued and unpaid interest and premium, if any, (subject to applicable subordination provisions in the relevant indenture) of all the subordinated debt securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the then outstanding subordinated debt securities of each series covered by such declaration may annul and rescind the declaration and any related payment default that resulted from the declaration but not any other payment default. Certain events of bankruptcy and insolvency will result in all outstanding series of subordinated debt securities becoming due and payable immediately without any further action on the part of the trustee or the holders.

The subordinated indenture entitles the trustee to be indemnified by the holders before proceeding to exercise any right or power at the request of any of the holders.

The holders of a majority in principal amount of the outstanding subordinated debt securities of a series with respect to which an event of default occurs and is continuing may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust power conferred on it with respect to that series, except that:

•	the direction cannot conflict with any law or regulation or the subordinated indenture;

•	the trustee may take any other action deemed proper by the trustee that is not inconsistent with the direction; and

•	the trustee need not take any action that might subject it to personal liability or be unduly prejudicial to the holders of the subordinated debt securities not joining in the action.

A holder may pursue a remedy directly under the subordinated indenture or a particular series of subordinated debt securities but, before doing so, the following must occur:

•	the holder must give to the trustee written notice that an event of default has occurred and is continuing;

•	the holders of at least 25% in principal amount of the then outstanding subordinated debt securities of such series must make a written request to the trustee to pursue the remedy;

•	the holder, or holders, must offer and, if requested, provide to the trustee an indemnity satisfactory to the trustee against any loss, liability or expense from the taking of the action;

•	the trustee does not comply with the request within 30 days after receipt of the request and offer and, if requested, the provision of indemnity; and

•	during the 30 day period, the holders of a majority in principal amount of the then outstanding subordinated debt securities of such series do not give the trustee a direction inconsistent with the written request.

However, holders have an absolute right to receipt of principal, interest and premium, if any, on or after the respective due dates and to institute suit for the enforcement of those payments. The right of a holder of subordinated debt securities to bring suit for the enforcement of any payments of principal, interest and premium, if any, on subordinated debt securities on or after the respective due dates may not be impaired or affected without the consent of that holder.

The holders of a majority in principal amount of the then outstanding subordinated debt securities of a series may by notice to the trustee on behalf of all holders of the subordinated debt securities of such series waive any past defaults, except:

•	a continuing default in payment of the principal of, interest or premium, if any, on, or any sinking fund payment on, subordinated debt securities of the series; and

•	a continuing default in respect of a covenant or provision of the indenture that cannot be amended or modified without the consent of each holder of each debt securities affected.

We periodically will file statements with the trustee regarding our compliance with covenants in the subordinated indenture.

Modifications and Amendments. Except as provided below, or more fully specified in the subordinated indenture and described in the prospectus supplement relating to a series of subordinated debt securities, the subordinated indenture may be amended or supplemented by us and the trustee with the consent of holders of a majority in principal amount of each series of subordinated debt securities affected by the amendment or supplement, that rank equal with each other, treating each such series as a separate class. In addition, the record holders of a majority in principal amount of the outstanding subordinated debt securities of each series affected by the waiver treating such series as separate classes, may, with respect to those series, waive defaults under, or compliance with, the provisions of the subordinated indenture. However, some amendments or waivers require the consent of each holder of any subordinated debt security affected. Without the consent of each affected holder, an amendment or waiver may not:

•	reduce the principal amount of the subordinated debt securities of any series whose holders must consent to an amendment, supplement or waiver;

•	reduce the principal or change the fixed maturity of the principal of, premium, if any, or mandatory sinking fund obligation if any, of any subordinated debt securities of any series or alter the provisions with respect to the redemption of the subordinated debt securities;

•	reduce the rate, or change the time for payment, of interest, including default interest, on any subordinated debt security of any series;

•	impair the right, if any, to convert the subordinated debt securities into common stock;

•	waive a default or event of default in the payment of principal of, or interest or premium on, the subordinated debt securities of any series, except a rescission of acceleration of the subordinated debt securities by the holders of a majority in aggregate principal amount of the subordinated debt securities of any series and a waiver of the payment default that resulted from that acceleration;

•	make any subordinated debt security of any series payable in currency other than that stated in the debt securities of that series;

•	make any change in the provisions of the subordinated indenture relating to waivers of past defaults or the rights of the holders of subordinated debt securities to receive payments of principal of, interest or premium, if any, on the subordinated debt securities;

•	waive a redemption payment with respect to any subordinated debt security;

•	make any change in the right of any holders of subordinated debt securities regarding waivers of defaults or impair or affect the right of any holder of a subordinated debt security of any series to receive payment of principal, interest or premium, if any, on that security on or after the due date expressed in that security or to bring suit for the enforcement of any payment on or after the due date; or

•	make any change in the above amendment and waiver provisions.

We and the trustee under the subordinated indenture may amend or supplement the indenture or the debt securities issued thereunder without the consent of any holder:

•	to evidence the succession of another person to us, or successive successions, and the assumption by the successors of our covenants, agreements and obligations under the subordinated indenture;

•	to add other covenants, restrictions or conditions for the protection of the holders of all or any series of subordinated debt securities;

•	to add events of default;

•	to provide for the issuance of subordinated debt securities in coupon form and to provide for exchangeability of those subordinated debt securities under the indenture in fully registered form;

•	to provide for the issuance of and to establish the form, terms and conditions of subordinated debt securities of any series;

•	to evidence and provide for the acceptance of appointment by a successor trustee and to add or change any of the provisions of the indenture necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to cure any ambiguity, or to correct or supplement any provision in the indenture that may be defective or inconsistent with any other provision contained in the indenture or in any supplemental indenture, or to make any other provisions with respect to matters or questions arising under that indenture, so long as the interests of holders of debt securities of any series are not adversely affected in any material respect under that indenture; or

•	to comply with the requirements of the Securities and Exchange Commission or to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939.

In the case of subordinated debt securities held by either of the trusts, holders of trust preferred securities issued by the trust will also have rights regarding the events of default and waiver or amendment provisions described above. Those rights are described below under “Particular Terms of the Subordinated Debt Securities to be issued to Radian Group Capital Trust I and Radian Group Capital Trust II.”

Particular Terms of the Subordinated Debt Securities to be Issued to Radian Group Capital Trust I and Radian Group Capital Trust II

We may issue a series of subordinated debt securities in connection with the issuance by a trust of trust preferred securities. These subordinated debt securities will be issued under a trust-issued subordinated indenture between us and one or more of the trusts. Only one series of our subordinated debt securities will be issued to a trust in connection with the issuance of trust preferred securities and trust common securities by that trust. At the time a trust issues trust preferred securities, it will invest the proceeds from the issuance of those securities, together with the consideration paid by us for the related trust common securities, in our subordinated debt securities. The subordinated debt securities held by such trust will be in the principal amount equal to the aggregate stated liquidation amount of the trust preferred securities, plus our concurrent investment in the related trust common securities.

Ranking of Trust-Issued Subordinated Debt Securities. The subordinated debt securities issued to a trust pursuant to a trust-issued subordinated indenture will be subordinated and junior in right of payment to any senior debt securities and senior subordinated debt securities issued by us, as well as certain other indebtedness incurred by us to the extent set forth in the prospectus supplement.

Subordination. Unless the prospectus supplement relating to the issuance of preferred securities by a trust indicates otherwise, the subordination provisions of the subordinated debt securities issued to a trust pursuant to a trust-issued subordinated indenture will be the same as those of the subordinated debt securities described above.

The trust-issued subordinated indenture does not limit the amount of additional senior debt that we may incur. We expect from time to time to incur additional indebtedness constituting senior debt.

Events of Default. In addition to the events of default described above under “Particular Terms of the Subordinated Debt Securities,” in the event that subordinated debt securities are issued to a trust or a trustee for such trust in connection with the issuance of trust preferred securities and trust common securities by such trust, the voluntary or involuntary dissolution, winding up, or termination of such trust will be an event of default except if effected in connection with a distribution of subordinated debt securities to the holders of trust preferred securities and trust common securities in liquidation of that trust, the redemption of all of the trust preferred securities and trust common securities of such trust or certain mergers, consolidations or amalgamations, each as permitted by the amended and restated trust agreement of such trust.

If an event of default with respect to a series of subordinated debt securities issued to a trust has occurred and is continuing and such event is attributable to a default in the payment of interest or principal on the related subordinated debt securities on the date such interest or principal is otherwise payable, a holder of trust preferred securities of such trust may institute a legal proceeding directly against us for enforcement of such payment to such holder equal to the liquidation amount of the related trust preferred securities of such holder. We may not amend the applicable trust-issued subordinated indenture to remove the foregoing right to bring a direct action without the prior written consent of the holders of all of the trust preferred securities of such trust. If the right to bring such direct action is removed, the applicable trust may become subject to the reporting obligations under the Exchange Act. We will have the right under the trust-issued subordinated indenture to set off any payment made to such holder of trust preferred securities by us, in connection with a direct action.

The holders of the trust preferred securities would not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the subordinated debt securities unless there has been an event of default under the applicable amended and restated trust agreement.

Distribution to Securities Holders. Subordinated debt securities issued to a trust in connection with the issuance of trust preferred securities and trust common securities may be subsequently distributed pro rata to the holders of such trust preferred securities and trust common securities in connection with the dissolution of that trust upon the occurrence of certain events. These events will be described in the prospectus supplement relating to such trust preferred securities and trust common securities.

Modifications and Amendments. In addition to the provisions regarding modification and amendment of the subordinated indentures described above under “Particular Terms of the Subordinated Debt Securities,” so long as any of the trust preferred securities remain outstanding, with respect to the applicable trust-issued subordinated indenture:

•	no modification may be made to such indenture that materially and adversely affects the holders of the trust preferred securities without the consent of each holder of the trust preferred securities so affected;

•	no waiver of any event of default with respect to a series of subordinated debt securities held by a trust may be effective without the consent of holders of a majority of aggregate liquidation amount of the trust preferred securities of such trust then outstanding; and

•	in the event that a trust holding a series of subordinated debt securities is entitled to accelerate the principal of such series (for which the consent of holders of at least 25% of the principal amount is required), holders of trust preferred securities may participate in such acceleration, substituting for such purpose the liquidation amount of such holders for an equivalent amount of principal of the relevant series of subordinated debt securities.

Covenants Applicable to Subordinated Debt Securities Issued to a Trust. We will covenant that if:

(a)	there shall have occurred and be continuing any event of default with respect to a series of subordinated debt securities issued to a trust;

(b)	we shall be in default with respect to our payment of obligations under the trust preferred securities guarantee relating to such trust preferred securities; or

(c)	we shall have begun, or given notice of our election to begin, an extension period with respect to a series of subordinated debt securities issued to a trust and shall not have rescinded such notice or terminated such period;

then, as to each series of our subordinated debt securities issued to a trust in connection with the issuance of trust preferred securities and trust common securities by that trust, we will not:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our outstanding capital stock other than:

•	dividends or distributions in our common stock;

•	redemptions or purchases of any rights outstanding under any stockholder rights plan of ours, or the declaration of a dividend of such rights or the issuance of stock under such plan in the future;

•	purchases of common stock related to the issuance of common stock under any of our benefit plans for our directors, officers or employees; or

•	make any payment of principal of, interest or premium, if any, on or repay, repurchase or redeem any debt security of ours that ranks equal with or junior in interest to the subordinated debt securities of such series or make any guarantee payments with respect to any guarantee by us of the debt securities of any subsidiary of ours if such guarantee ranks junior in interest to the corresponding subordinated debt securities, other than payments under any trust preferred securities guarantee of ours.

If our subordinated debt securities are issued to a trust in connection with the issuance of trust preferred securities and common securities of such trust, for so long as such series of subordinated debt securities remain outstanding, we also will covenant:

•	to maintain directly or indirectly 100% ownership of the common securities of such trust, except that any permitted successor of ours under the applicable trust-issued subordinated indenture may succeed to our ownership of such common securities;

•	not to voluntarily dissolve, wind-up or liquidate such trust, except in connection with the distribution of our subordinated debt securities to the holders of trust preferred securities and trust common securities in liquidation of such trust, the redemption of all of the trust preferred securities and trust common securities of such trust, or certain mergers, consolidations or amalgamations, each as permitted by the amended and restated trust agreement of such trust; and

•	to use our reasonable efforts, consistent with the terms of the related trust agreement, to cause such trust to remain classified as a grantor trust for United States Federal income tax purposes.

Certain Other Provisions Relating to the Trust Preferred Securities. Except as otherwise provided in the prospectus supplement relating to a particular issuance, in the case of any series of subordinated debt securities issued to a trust, if an Investment Company Event or a Tax Event (in each case as defined below) occurs and is continuing, we may, at our option, redeem such series of subordinated debt securities, in whole but not in part, at any time within 90 days of the occurrence of such special event, at a redemption price equal to 100% of the principal amount of such subordinated debt securities then outstanding plus accrued and unpaid interest to the date fixed for redemption.

For purposes of the trust-issued subordinated indenture, “Investment Company Event” means, in respect of a trust, the receipt by such trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in the interpretation or application of law or regulation by any legislative body, court or governmental agency or regulatory authority, such trust is or will be considered an investment company that is required to be registered under the Investment Company Act, which change becomes effective on or after the date of original issuance of the preferred securities of such trust.

For purposes of the trust-issued subordinated indenture, “Tax Event” means, in respect of a trust, the receipt by such trust or us of an opinion of counsel experienced in such matters to the effect that, as a result of an amendment to, or change, including any announced prospective change, in the laws of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the preferred securities of such trust, there is more than an insubstantial risk that:

•	such trust is, or within 90 days of the date of such opinion will be, subject to United States Federal income tax with respect to income received or accrued on the corresponding series of subordinated debt securities;

•	interest payable by us on such subordinated debt securities is not, or within 90 days of the date of such opinion will not be, deductible by us, in whole or in part, for United States Federal income tax purposes; or

•	such trust is, or within 90 days of the date of such opinion will be, subject to more than a de minimus amount of other taxes, duties or other governmental charges.

Unless the prospectus supplement and supplemental indenture relating to such securities provide otherwise, we will have the right under the trust-issued subordinated indenture to defer payments of interest on the subordinated debt securities by extending the interest payment period from time to time. If we defer payments of interest, the trust will defer distributions on the trust preferred securities during the deferral period.

DESCRIPTION OF UNITS

We may issue units consisting of common stock, preferred stock, debt securities or any combination of those securities. The prospectus supplement relating to such units will describe their terms, including the following:

•	the terms of each of the securities included in the units, including whether and under what circumstances the securities included in the units may or may not be traded separately;

•	the terms of any unit agreement governing the units;

•	if applicable, a discussion of certain United States federal income tax considerations; and

•	the provisions for the payment, settlement, transfer or exchange of the units.

DESCRIPTION OF TRUST PREFERRED SECURITIES

Each trust will be governed by the terms of the agreement under which the applicable trust is organized, which will be replaced by an amended and restated trust agreement substantially in the form filed as an exhibit to the registration statement of which this prospectus forms a part, entered into at the time of any offering of trust preferred securities. The trusts may issue trust preferred securities with the terms set forth in the amended and restated trust agreement and described in the prospectus supplement relating to such securities. These terms will mirror the terms of the subordinated debt securities purchased by the trust using the proceeds from the sale of its trust preferred securities and the proceeds from its issuance to us of trust common securities. The subordinated debt securities issued to a trust are referred to as the “corresponding subordinated debt securities” relating to such trust. If we fail to make a payment on those corresponding subordinated debt securities, the applicable trust will not have sufficient funds to make distributions on the trust preferred securities.

The following summary sets forth the material terms and provisions of each amended and restated trust agreement and the trust preferred securities. Because this summary is not complete, you should refer to the form of amended and restated trust agreement for complete information regarding the terms and provisions of that agreement and of the trust preferred securities, including the definitions of some of the terms used below. The form of amended and restated trust agreement filed as an exhibit to the registration statement of which this prospectus forms a part is incorporated by reference into this summary. Whenever particular sections or defined terms of an amended and restated trust agreement are referred to, such sections or defined terms are incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference.

Issuance, Status and Guarantee of Trust Preferred Securities

Under the terms of the amended and restated trust agreement for each trust, the administrative trustees will issue the trust preferred securities on behalf of the trust. The trust preferred securities will represent preferred beneficial interests in the assets of the trust and the holders of the trust preferred securities will be entitled to a preference in certain circumstances as regards distributions and amounts payable on redemption or liquidation over the holders of trust common securities of the trust, as well as other benefits under the corresponding amended and restated trust agreement. Except in those specified circumstances in which the trust preferred securities have preference over the trust common securities, the trust preferred securities of each trust will rank equally with, and payments will be made on the trust preferred securities pro rata with, the trust common securities of the trust. The property trustee will hold legal title to the corresponding subordinated debt securities in trust for the benefit of the holders of the related trust preferred securities and trust common securities. The trust preferred securities and trust common securities of each trust collectively are referred to as the “trust securities” of the trust.

We will issue a guarantee agreement for the benefit of the holders of each trust’s trust preferred securities. Under such trust preferred securities guarantee, we will guarantee on a subordinated basis the payment of distributions on the related trust preferred securities and amounts payable on redemption or liquidation of such trust preferred securities, but only to the extent that the related trust has funds on hand to make such payments. See “Description of Trust Preferred Securities Guarantees.”

Distributions

Distributions on the trust preferred securities will be cumulative, will accumulate from the original issue date and will be payable on the dates as specified in the prospectus supplement relating to such securities. If any date on which distributions are payable on the trust preferred securities is not a Business Day, payment of the distribution payable on such date will be made on the next succeeding day that is a Business Day and without any additional distributions or other payment in respect of any such delay, except that, if such Business Day is in the next succeeding calendar year, payment of such distribution shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment originally was payable. A “Business Day” is any day other than a Saturday or a Sunday, or a day on which banking institutions in the City of New York are authorized or required by law or executive order to remain closed or a day on which the principal corporate trust office of the property trustee or the trustee for the corresponding subordinated debt securities is closed for business.

Distributions on each trust preferred security will be payable at a rate specified in the prospectus supplement relating to such securities. Distributions to which holders of trust preferred securities that are not paid when due are entitled will accumulate additional distributions at the rate per annum, if any, specified in the prospectus supplement relating to such securities. References to “distributions” include any such additional distributions unless otherwise stated.

If provided in the applicable prospectus supplement relating to such securities, we have the right under the subordinated indenture to defer the payment of interest at any time or from time to time on any series of corresponding subordinated debt securities for an Extension Period that will be specified in the prospectus supplement relating to such securities. As a consequence of any such extension, distributions on the corresponding trust preferred securities would be deferred, but would continue to accumulate additional distributions at the rate per annum set forth in the prospectus supplement for such trust preferred securities.

The funds of each trust available for distribution to holders of its trust preferred securities will be limited to payments under the corresponding subordinated debt securities in which the trust will invest the proceeds from the issuance and sale of its trust preferred securities and trust common securities. If we do not make interest payments on those corresponding subordinated debt securities, the property trustee will not have funds available to pay distributions on the related trust preferred securities. The payment of distributions, if and to the extent the trust has funds legally available for the payment of such distributions and cash sufficient to make such payments, is guaranteed by us on a limited basis as set forth herein under “Description of Trust Preferred Securities Guarantees.”

Distributions on the trust preferred securities will be payable to the holders thereof as they appear on the register of the trust on the relevant record dates. As long as the trust preferred securities remain in book-entry form, the record dates will be one Business Day prior to the relevant distribution dates. If any trust preferred securities are not in book-entry form, the relevant record date for trust preferred securities of such series will be the date at least 15 days prior to the relevant distribution date, as specified in the prospectus supplement relating to such securities.

Redemption

Upon any repayment or redemption, in whole or in part, of any corresponding subordinated debt securities held by a trust, whether at stated maturity, upon earlier redemption or otherwise, the proceeds from such repayment or redemption shall be simultaneously applied by the property trustee, upon not less than 30 nor more than 60 days notice to holders of trust securities, to redeem, on a pro rata basis, trust preferred securities and trust common securities having an aggregate stated liquidation amount equal to the aggregate principal amount of the corresponding subordinated debt securities so repaid or redeemed. The redemption price per trust security will be equal to the stated liquidation amount thereof plus accumulated and unpaid distributions thereon to the date of redemption, plus the related amount of premium, if any, specified in the applicable prospectus supplement and any additional amounts paid by us upon the concurrent repayment or redemption of the corresponding subordinated debt securities. If less than all of any series of corresponding subordinated debt securities are to be repaid or redeemed on a redemption date, then the proceeds from such repayment or redemption shall be allocated pro rata to the redemption of the related trust preferred securities and trust common securities.

Redemption Procedures

Trust preferred securities redeemed on each redemption date will be redeemed at the redemption price with the applicable proceeds from the contemporaneous redemption of the corresponding subordinated debt securities. Redemptions of the trust preferred securities will be made and the redemption price will be payable on each redemption date only to the extent that the related trust has funds on hand available for the payment of such redemption price.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of trust preferred securities to be redeemed at its registered address. Unless we default in payment of the redemption price on the corresponding subordinated debt securities, on and after the redemption date interest will cease to accrue on such subordinated debt securities or portions thereof called for redemption and distributions will cease to accrue on the related trust preferred securities or portions thereof.

If a trust gives a notice of redemption, which notice will be irrevocable, in respect of its trust preferred securities, then by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, the property trustee will irrevocably deposit with the depositary for the trust preferred securities funds sufficient to pay the applicable redemption price and will give the depositary irrevocable instructions and authority to pay the redemption price to the holders of such trust preferred securities. If such trust preferred securities are no longer in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for such trust preferred securities funds sufficient to pay the applicable redemption price and will give such paying agent irrevocable instructions and authority to pay the redemption price to the holders thereof upon surrender of their certificates evidencing such trust preferred securities. Notwithstanding the foregoing, distributions payable on or before the redemption date for any trust preferred securities called for redemption will be payable to the holders of such trust preferred securities on the relevant record dates for the related distribution dates. If notice of redemption has been given and funds deposited as required, then immediately before the close of business on the date of such deposit, all rights of the holders of such trust preferred securities so called for redemption will cease, except the right of the holders of such trust preferred securities to receive the redemption price, but without interest, and such trust preferred securities will cease to be outstanding. If any date on which any redemption price is payable is not a Business Day, then payment of the redemption price payable on such date will be made on the next succeeding day which is a Business Day, and without any interest or other payment in respect of any such delay, except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. If payment of the redemption price in respect of trust preferred securities called for redemption is improperly withheld or refused and not paid either by the related trust or by us pursuant to the trust preferred securities guarantee as described under “Description of Trust Preferred Securities Guarantees,” distributions on such trust preferred securities will continue to accumulate at the then applicable rate from the redemption date originally established by the trust for such trust preferred securities to the date such redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

Subject to applicable law, including, without limitation, United States federal securities law, we or our subsidiaries may at any time and from time to time purchase outstanding trust preferred securities by tender, in the open market or by private agreement.

Payment of the redemption price on the trust preferred securities will be made to the applicable record holders as they appear on the register for such trust preferred securities on the relevant record date, which will be one Business Day prior to the relevant redemption date; provided, however, that if any trust preferred securities are not in book-entry form, the relevant record date for such trust preferred securities will be a date at least 15 days before the redemption date, as specified in the prospectus supplement relating to such securities.

If less than all of the trust preferred securities and trust common securities issued by a trust are to be redeemed on a redemption date, then the aggregate liquidation amount of such trust preferred securities and trust common securities to be redeemed will be allocated pro rata among the trust preferred securities and the common securities based upon the relative liquidation amounts of such classes. The particular trust preferred securities to be redeemed will be selected on a pro rata basis not more than 60 days before the redemption date by the property trustee from the outstanding trust preferred securities not previously called for redemption, or by such other method as the property trustee shall deem fair and appropriate. The property trustee will promptly notify the trust registrar in writing of the trust preferred securities selected for redemption and, in the case of any trust preferred securities selected for partial redemption, the liquidation amount thereof to be redeemed. For all purposes of each amended and restated trust agreement, unless the context otherwise requires, all provisions relating to the redemption of trust preferred securities shall relate, in the case of any trust preferred securities redeemed or to be redeemed only in part, to the portion of the liquidation amount of trust preferred securities which has been or is to be redeemed.

Distribution of Corresponding Subordinated Debt Securities

On and from the date fixed for any distribution of corresponding subordinated debt securities upon dissolution of a trust:

•	the trust preferred securities will no longer be deemed to be outstanding;

•	the depositary or its nominee, as the record holder of the applicable trust preferred securities, will receive a registered global certificate or certificates representing the corresponding subordinated debt securities to be delivered upon such distribution; and

•	any certificates representing such trust preferred securities not held by the depositary or its nominee will be deemed to represent beneficial interests in the corresponding subordinated debt securities having an aggregate principal amount equal to the aggregate stated liquidation amount of such trust preferred securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on such trust preferred securities until such certificates are presented to the administrative trustees or their agent for transfer or reissuance.

We cannot predict the market prices for the trust preferred securities or the corresponding subordinated debt securities that may be distributed in exchange for trust preferred securities if a dissolution and liquidation of a trust were to occur. Accordingly, the trust preferred securities that you may purchase, or the corresponding subordinated debt securities that you may receive on dissolution and liquidation of a trust, may trade at a discount to the price that you paid to purchase the trust preferred securities.

Trust Common Securities

In connection with the issuance of trust preferred securities, the applicable trust will issue one series of trust common securities having the terms, including distributions, redemption, voting, liquidation rights or restrictions as will be set forth therein and described in the prospectus supplement relating to such securities. Except for voting rights, the terms of the trust common securities issued by the trust will be substantially identical to the terms of the trust preferred securities. All of the common securities of the trust will be directly or indirectly owned by us. The trust common securities will rank equally, and payments will be made thereon pro rata, with the trust preferred securities, except that, upon an event of default, the rights of the holders of the trust common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in limited circumstances, we, as the holder of the trust common securities, also will have the exclusive right to vote to appoint, remove or replace any of the trustees of the trust.

Subordination of Trust Common Securities

Payment of distributions on, and the redemption price of, each trust’s trust preferred securities and trust common securities, as applicable, will be made pro rata based on the liquidation amount of such trust preferred securities and trust common securities; provided, however, that if on any distribution date or redemption date an event of default under the corresponding subordinated debt securities has occurred and is continuing, no payment of any distribution on, or redemption price of, any of the trust’s trust common securities, and no other payment on account of the redemption, liquidation or other acquisition of such trust common securities, may be made unless payment in full in cash of all accumulated and unpaid distributions on all of the trust’s outstanding trust preferred securities for all distribution periods terminating on or prior thereto, or in the case of payment of the redemption price the full amount of such redemption price on all of the trust’s outstanding trust preferred securities then called for redemption, shall have been made or provided for, and all funds available to the property trustee will first be applied to the payment in full in cash of all distributions on, or redemption price of, the trust’s trust preferred securities then due and payable.

In the case of any event of default under the amended and restated trust agreement resulting from an event of default under the corresponding subordinated debt securities, the holder of such trust’s trust common securities will have no right to act with respect to any such event of default until the effect of all such events of default with respect to the trust’s trust preferred securities has been cured, waived or otherwise eliminated. Until all such events of default under the applicable amended and restated trust agreement with respect to the trust preferred securities have been so cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of the trust’s trust preferred securities and not on behalf of the holder of the trust’s common securities, and only the holders of such trust preferred securities will have the right to direct the property trustee to act on their behalf.

Dissolution

Unless otherwise specified in the prospectus supplement relating to the trust preferred securities, or unless earlier terminated as described below, each trust will be terminated on the expiration of the term of such trust specified in the prospectus supplement.

The first to occur of any of the following events is an “early termination”:

•	our bankruptcy, dissolution or liquidation;

•	our written direction to the property trustee to dissolve the trust and distribute the related subordinated debt securities directly to the holders of the trust preferred securities and trust common securities;

•	the redemption by the trust of all of the trust preferred securities; and

•	the entry of a court order for the dissolution of the trust.

Unless otherwise specified in the prospectus supplement relating to such securities, in the event of a termination as described above other than in connection with a redemption, after a trust satisfies all liabilities to its creditors as provided by applicable law, each holder of the trust preferred securities issued by such trust will be entitled to receive:

•	the related subordinated debt securities in an aggregate principal amount equal to the aggregate liquidation amount of the trust preferred securities held by the holder; or

•	if any distribution of the subordinated debt securities is determined by the property trustee not to be practical, after satisfaction of liabilities to creditors of the trust as provided by applicable law, an amount equal to the liquidation amount of the trust preferred securities held by the holder, plus accumulated and unpaid distributions to the date of payment.

If the trust cannot pay the full amount due on its trust preferred securities and trust common securities because it has insufficient assets available for payment, then the amounts payable by the trust on its trust preferred securities and trust common securities will be paid on a pro rata basis. However, if an event of default under the indenture for the corresponding subordinated debt securities has occurred and is continuing, the trust preferred securities will have priority over the trust common securities.

Events of Default

The following will be events of default under the amended and restated trust agreement:

•	the occurrence of an event of default under the subordinated indenture for the corresponding subordinated debt securities;

•	default by the property trustee in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days;

•	default by the property trustee in the payment of the redemption price of any trust preferred security or trust common security when it becomes due and payable;

•	default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees contained in the amended and restated trust agreement, other than a default described above, and continuation of the default or breach for a period of 60 days after the defaulting trustee(s) receives notice from the holders of at least 25% in liquidation amount of the outstanding trust preferred securities specifying the default or breach and requiring it to be remedied;

•	the occurrence of a bankruptcy event with respect to the property trustee and the failure by us to appoint a successor property trustee within 60 days thereof; or

•	the occurrence of any other event of default specified in the prospectus supplement relating to the securities issued by the applicable trust.

If an event of default with respect to the corresponding subordinated debt securities occurs and is continuing under the subordinated indenture, then the holders of at least 25% in aggregate liquidation amount of the outstanding trust preferred securities will have the right to declare the principal amount of the corresponding subordinated debt securities immediately due and payable. At any time after a declaration of acceleration has been made with respect to the corresponding subordinated debt securities and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in liquidation amount of the trust preferred securities may rescind or annul any declaration of acceleration with respect to the corresponding subordinated debt securities.

We are required to furnish annually, to the property trustee for the trust, officers’ certificates to the effect that, to the best knowledge of the individuals providing the certificates, we and the trust are not in default under the amended and restated declaration of trust or, if there has been a default, specifying the default and its status.

Consolidation, Merger or Amalgamation of Each Trust

A trust may not consolidate, amalgamate or merge with or into, or be replaced by, or convey, transfer or lease substantially all of its properties and assets to, any entity, except as described below. A trust may, with the consent of the administrative trustees but without the consent of the holders of the outstanding trust preferred securities or the other trustees of such trust, consolidate or merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, a trust organized under the laws of the District of Columbia or any state in the United States of America if:

•	the successor trust either:

•	expressly assumes all of the obligations of the trust relating to the trust preferred and trust common securities; or

•	substitutes for the trust preferred securities other securities having substantially the same terms as the trust preferred securities, so long as the successor securities rank the same as the trust preferred securities as to distributions and payments upon liquidation, redemption and otherwise;

•	we appoint a trustee of the successor trust who has substantially the same powers and duties as the property trustee of the trust;

•	any successor securities are listed or will be listed upon notice of issuance, on the same national securities exchange or other organization on which the trust preferred securities are then listed, if any;

•	the event does not cause the trust preferred securities or any substituted successor securities to be downgraded by any national rating agency;

•	the event does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities or any successor securities in any material respect;

•	the successor trust has a purpose identical to that of the trust;

•	before the event, we receive an opinion of counsel from a nationally recognized law firm stating that:

•	the merger or other event does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities in any material respect; and

•	following the merger or other event, neither the trust nor the successor trust will be required to register as an investment company under the Investment Company Act of 1940; and

•	we own all of the common securities of the successor trust and we guarantee the obligations of the successor trust under the successor securities at least to the extent provided under the trust preferred securities guarantee.

In addition, unless all of the holders of the trust preferred securities approve otherwise, the trust may not consolidate, amalgamate or merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity, or permit any other entity to consolidate, amalgamate, merge with or into or replace it if the transaction would cause the trust or the successor entity to be taxable as other than as a grantor trust for United States federal income tax purposes.

Voting Rights

Unless otherwise specified in the prospectus supplement relating to a series of preferred securities, the holders of the trust preferred securities will have no voting rights except as discussed below and as otherwise required by law.

If any proposed amendment to the amended and restated trust agreement provides for, or the property trustee of the trust otherwise proposes to effect:

•	any action that would adversely affect in any material respect the powers, preferences or special rights of the trust preferred securities, whether by way of amendment to the amended and restated trust agreement or otherwise; or

•	the dissolution, winding-up or termination of the trust, other than pursuant to the terms of the amended and restated trust agreement,

then the holders of the outstanding trust preferred securities as a class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal will be effective only if approved by the holders of a majority in aggregate liquidation amount of the outstanding trust preferred securities.

The holders of a majority in aggregate liquidation amount of the trust preferred securities issued by the trust have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee, or to direct the execution of any trust or power conferred upon the property trustee under the amended and restated trust agreement, including the right to direct the property trustee, as holder of the corresponding subordinated debt securities, to:

•	direct the time, method and place of conducting any proceeding for any remedy available to the subordinated debt indenture trustee for any related subordinated debt securities or execute any trust or power conferred on the subordinated debt indenture trustee with respect to the related subordinated debt securities;

•	waive specified past defaults under the indenture;

•	exercise any right to rescind or annul a declaration that the principal of all debentures shall be due or payable; or

•	consent to any amendment, modification or termination of the indenture where consent is required.

Amendments to the Trust Agreement

The amended and restated trust agreement may be amended from time to time by all of the trustees and us without the consent of the holders of the trust preferred securities to:

•	cure any ambiguity or correct or supplement any provision that may be inconsistent with any other provision;

•	modify, eliminate or add to any provisions to the extent necessary to ensure that the trust will be classified as a grantor trust for United States federal income tax purposes at all times that any trust preferred securities are outstanding, or to ensure that the trust will not be required to register as an investment company under the Investment Company Act of 1940; or

•	reduce or increase the liquidation amount per trust preferred security along with the simultaneous proportionate increase or decrease in the number of trust preferred securities issued and outstanding solely for the purpose of maintaining the eligibility of the trust preferred securities for quotation or listing on any national securities exchange or other organization on which the trust preferred securities are then quoted or listed, provided that, in each case, the amendment would not adversely affect in any material respect the interests of the holders of the trust preferred securities.

Other amendments to the amended and restated trust agreement may be made by us and the trustees of the trust upon approval of the holders of a majority in aggregate liquidation amount of the outstanding trust preferred securities and receipt by the trustees of an opinion of counsel to the effect that the amendment will not affect the trust’s status as a grantor trust for United States federal income tax purposes, or affect the trust’s exemption from the Investment Company Act of 1940.

Without the consent of each affected holder of trust preferred securities and trust common securities of the Trust, the amended and restated trust agreement may not be amended to:

•	change the amount or timing of any distribution on the trust preferred securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust preferred securities as of a specified date; or

•	restrict the right of a holder of any securities to institute suit for the enforcement of any payment on or after the distribution date.

Information Concerning the Trustees

Wilmington Trust Company serves as both the property trustee and the Delaware trustee under the trust agreements pursuant to which each trust is organized, and we expect them to continue in both roles under the amended and restated trust agreement for each trust. Wilmington Trust Company also serves as the trustee under the guarantee agreement related to the trust preferred securities. Wilmington Trust Company administers its corporate trust business at 1100 North Market Street, Wilmington, Delaware 19890.

In addition, Wilmington Trust Company serves as trustee under certain subordinated indentures to which our subsidiary, Radian Asset Assurance Inc. (formerly Enhance Reinsurance Company), is a party. The fees paid to Wilmington Trust Company for such services are not material to Radian Group or Radian Asset Assurance Inc.

Two persons who are employees or officers of, or otherwise affiliated with, us will be named as the administrative trustees of the trusts under the amended and restated trust agreement for each trust. The prospectus supplement relating to the issuance of any particular trust preferred securities will describe our relationships with the trustees at the time that any trust preferred securities are offered.

Removal and Replacement of Trustees

Unless an event of default exists under the corresponding subordinated debt securities, we may remove any trustee at any time. If an event of default exists, the property trustee and the Delaware trustee may be removed only by the holders of a majority in liquidation amount of the outstanding trust preferred securities. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees because these voting rights are vested exclusively in us as the holder of all the trust’s trust common securities. No resignation or removal of any trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by the successor trustee in accordance with the amended and restated trust agreement.

Governing Law

The amended and restated trust agreement and the trust preferred securities will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

DESCRIPTION OF TRUST PREFERRED SECURITIES GUARANTEES

Concurrently with the issuance by a trust of its trust preferred securities, we will execute and deliver a trust preferred securities guarantee agreement for the benefit of the holders from time to time of the trust preferred securities. Each such guarantee agreement will be qualified as an indenture under the Trust Indenture Act of 1939. Wilmington Trust Company, an independent trustee, will act as indenture trustee under the guarantee agreement for the purposes of compliance with the provisions of the Trust Indenture Act of 1939. The prospectus supplement relating to the applicable issuance of trust preferred securities will describe any significant differences between the guarantee and the summary below. The terms of the guarantee will be described in the guarantee agreement. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of guarantee agreement that is filed as an exhibit to the registration statement of which this prospectus forms a part.

General

We will agree, to the extent set forth in the guarantee agreement, to pay in full the following guarantee payments to the holders of the trust preferred securities as and when due, regardless of any defense, right of set-off or counterclaim that the applicable trust may have or assert:

•	any accrued and unpaid distributions that are required to be paid on the trust preferred securities, to the extent the trust has funds available for the distribution;

•	the redemption price, and all accrued and unpaid distributions to the date of redemption relating to any trust preferred securities called for redemption by a trust, to the extent the trust has funds available to make such payments; and

•	upon a voluntary or involuntary liquidation, winding-up or termination of a trust other than in connection with the distribution of the debt securities to the holders of trust preferred securities or the redemption of all of the trust preferred securities, the lesser of:

•	the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities to the date of payment, to the extent the trust has funds available to make the distributions; and

•	the amount of assets of the trust remaining available for distribution to holders of the trust preferred securities in liquidation of the trust.

Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of the trust preferred securities or by causing the applicable trust to pay those amounts to those holders.

We will irrevocably guarantee the payments described above, but only to the extent that the applicable trust has funds sufficient to make those payments. The guarantee, when taken together with our obligations under the corresponding subordinated debt securities issued to a trust and the related subordinated indenture and our obligations to pay the costs, expenses, debts and liabilities of the trust as described below in “ — Expense Agreement,” will provide a full and unconditional guarantee of the trust’s obligations to make payments due on its trust preferred securities.

The guarantee is a guarantee of payment and not of collection. The guarantee does not cover any payments when the applicable trust does not have sufficient funds available to make those payments. If and to the extent we do not make the required payments on the subordinated debt securities, the trust will not have sufficient funds to make its payments, including distributions on the trust preferred securities. In that case, our guarantee will not apply, but we will still be liable for the required payments on the subordinated debt securities. If we fail to make payments under the guarantee, the holders of the trust preferred securities may enforce their rights as described below in “— Events of Default.”

Because we are a holding company that conducts all of our operations through our subsidiaries, our ability to meet our obligations under the guarantee will be dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. The applicable trust, as holder of the guarantee and the subordinated debt securities, generally will have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders.

Effect of Obligations Under the Subordinated Debt Securities and the Guarantee

As long as payments of interest and other payments are made when due on the related subordinated debt securities, those payments will be sufficient to cover distributions and payments due on the trust preferred securities and trust common securities because:

•	the aggregate principal amount of debt securities will be equal to the sum of the aggregate stated liquidation amount of the trust preferred securities and trust common securities;

•	the interest rate and the interest and other payment dates on the debt securities will match the distribution rate and distribution and other payment dates for the trust preferred securities and trust common securities;

•	we will pay all, and no trust shall be obligated to pay, directly or indirectly, any of such trust’s costs, expenses, debt and obligations, except for such trust’s obligations to the holders of the trust preferred securities and trust common securities; and

•	the amended and restated trust agreement further provides that the trustees of the trust will not take, or cause or permit the trust to, among other things, engage in any activity that is not consistent with the purposes of such trust.

Modification of the Trust Preferred Securities Guarantee; Assignment

We may amend the guarantee without the consent of any holder of the trust preferred securities if the amendment does not adversely affect the rights of those holders in any material respect. We may otherwise amend the guarantee only with the prior approval of the holders of a majority in liquidation amount of the outstanding trust preferred securities. All guarantees and agreements contained in the guarantee will bind our successors, assigns, receivers, trustees and representatives and will be for the benefit of the holders of the trust preferred securities then outstanding. Except in connection with any merger or consolidation of us with or into another entity or any sale, transfer or lease of substantially all of our assets to another entity, as permitted by the subordinated indenture, we may not assign our rights or delegate our obligations under the guarantee.

Termination

The guarantee will terminate:

•	upon full payment of the redemption price of all trust preferred securities;

•	upon distribution of the debt securities held by the applicable trust to the holders of the trust preferred securities of that trust; or

•	upon full payment of the amounts payable in accordance with the amended and restated trust agreement upon liquidation of the trust.

The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities must restore payment of any sums paid under those securities or the guarantee.

Events of Default

An event of default under the guarantee will occur upon our failure to perform any of our payment or other obligations under the guarantee, subject to applicable notice and cure provisions.

The holders of a majority in liquidation amount of the trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the execution of any trust or power conferred upon the guarantee trustee under the guarantee. Any holder of the trust preferred securities may institute a legal proceeding directly against us to enforce the holder’s rights under the guarantee or, if the guarantee trustee fails to enforce its rights under the guarantee agreement, to enforce the guarantee trustee’s rights under the guarantee, without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

Status of the Trust Preferred Securities Guarantee

The guarantee will constitute an unsecured obligation of ours and will rank as follows:

•	subordinate and junior in right of payment to all our other liabilities, except those liabilities that may be made equal or subordinate by their terms;

•	equally with the most senior preferred or preference stock now or hereafter issued by us and with any guarantee now or hereafter entered into by us in respect of any preferred or preference stock of any of our affiliates; and

•	senior to our common stock.

The terms of the trust preferred securities will provide that, by acceptance of the trust preferred securities, each holder agrees to the subordination provisions and other terms of the guarantee. The guarantee does not limit the amount of additional indebtedness that we may incur.

Information Concerning the Guarantee Trustee

Wilmington Trust Company serves as the guarantee trustee under the guarantee agreement. See “Description of Trust Preferred Securities — Information Concerning the Trustees” for a description of our relationship with Wilmington Trust Company. The guarantee trustee, before the occurrence of a default with respect to the guarantee, undertakes to perform only those duties as are set forth specifically in the guarantee. After a default, the guarantee trustee is required to exercise the rights and powers vested in it by the guarantee to the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to those provisions, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of trust preferred securities, unless that holder offers reasonable indemnity against the costs, expenses and liabilities that might be incurred.

Governing Law

The guarantee will be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania.

Expense Agreement

Pursuant to the expense agreements to be entered into by us under the amended and restated trust agreement of each trust, we will irrevocably and unconditionally guarantee to each person or entity to whom a trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the trust, other than obligations of the trust to pay to the holders of the trust preferred securities or other similar interests in the trust the amounts due such holders pursuant to the terms of the trust preferred securities or such other similar interests, as the case may be.

PLAN OF DISTRIBUTION

We and/or any trust may sell the securities being offered hereby in any of, or any combination of, the following ways: to investors directly; through agents; to or through underwriters; or through dealers.

We and/or any trust may directly solicit offers to purchase securities and those sales may be made by us and/or any trust directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of those securities. The terms of any sales of this type will be described in the prospectus supplement relating to such securities.

Offers to purchase the securities may be solicited by agents designated by us and/or any trust from time to time. Any agent involved in the offer or sale of the securities under this prospectus will be named, and any commissions payable by us and/or any trust to these agents will be set forth, in the prospectus supplement relating to such securities. Unless otherwise indicated in a prospectus supplement relating to such securities, any agent will be acting on a reasonable best efforts basis for the period of its appointment.

If the securities are sold by means of an underwritten offering, we and/or any trust will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, the respective amounts underwritten and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement relating to such securities (or, if the transaction is an “at the market” offering, in an amendment to the registration statement of which this prospectus is a part). That prospectus supplement and/or this prospectus (including any amendments thereto) will be used by the underwriters to make resales of the securities. If underwriters are used in the sale of any securities in connection with this prospectus, those securities will be acquired by the underwriters for their own account and may be resold from time to time. Any such sales may be made in one or more transactions, including negotiated transactions, at fixed public offering prices, at market prices prevailing at the time of sale, or at prices related to such prevailing market prices.

Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are used in the sale of securities, unless otherwise indicated in the prospectus supplement relating to such securities, the underwriting agreement will provide that the obligations of the underwriters are subject to some conditions precedent and that the underwriters with respect to a sale of the securities will be obligated to purchase all such securities if any are purchased.

In connection with the sale of the securities, underwriters may be deemed to have received compensation from us and/or any trust in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

We and/or any trust may grant to the underwriters options to purchase additional securities, to cover over-allotments, if any, at the public offering price, with additional underwriting commissions or discounts, as may be set forth in the prospectus supplement relating to such securities. If we and/or any trust grant any over-allotment option, the terms of that over-allotment option will be set forth in the prospectus supplement relating to such securities.

If we and/or any trust use a dealer in the sale of the securities in respect of which this prospectus is delivered, we and/or the trust will sell the securities to the dealer as principal. The dealer may then resell such securities to the public. Any such sales may be made in one or more transactions, including negotiated transactions, at fixed public offering prices, at market prices prevailing at the time of sale, or at prices related to such prevailing market prices. The name of the dealer and the terms of the transaction will be set forth in the prospectus supplement relating to those offers and sales.

Offered securities may also be offered and sold, if so indicated in the prospectus supplement relating to such securities, in connection with a planned remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, acting as principals for their own accounts or as agents for us and/or the applicable trust. Any such remarketing firm will be identified and the terms of its agreements, if any, with us and/or the applicable trust and its compensation will be described in the prospectus supplement relating to such securities.

Agents, dealers and remarketing firms participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Agents, underwriters, dealers and remarketing firms may be entitled, under agreements entered into with us or the applicable trust, to indemnification from us or the applicable trust against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

Agents, underwriters, dealers and remarketing firms may engage in transactions that stabilize, maintain or otherwise affect the price of the securities being offered, including over-allotment, stabilizing and short-covering transactions in such securities, and the imposition of a penalty bid, in connection with the offering.

Certain of the agents, underwriters, dealers, remarketing firms and their affiliates may be customers of, engage in transactions with and perform services for us and our subsidiaries and/or any trust in the ordinary course of business. Any such relationships will be disclosed in the applicable prospectus supplement.

Certain of the securities offered will be a new issue of securities and will have no established trading market. Any underwriter to whom we and/or any trust sell securities for public offering and sale may make a market in those securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange or a foreign securities exchange. No assurance can be given as to the liquidity of or the trading markets for any securities.

LEGAL MATTERS

The validity of the securities described in this prospectus will be passed upon for us by Drinker Biddle & Reath LLP. Unless otherwise stated in the prospectus supplement relating to a series of preferred securities, the validity of the preferred securities offered by the trusts will be passed upon for the trusts by Potter Anderson & Corroon LLP, special Delaware counsel to the trusts. The validity of any securities offered in the prospectus supplement relating to such securities will be passed upon for any underwriters or agents by counsel to be named in the prospectus supplement relating to such securities.

EXPERTS

The financial statements, the related financial statement schedules, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Radian Group Inc.

We file annual, quarterly and special reports, proxy statements and other information with the SEC under Registration Number 001-11356. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement including its exhibits and schedules. Our common stock is listed on the New York Stock Exchange under the ticker symbol “RDN.” Our SEC filings are also available from our web site at www.radian.biz. Information contained on our web site or any other web site is not incorporated into this prospectus and does not constitute a part of this prospectus.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities:

•	Our Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 10, 2005.

•	The description of our common stock set forth in our registration statement on Form 8-A/A filed on August 12, 2004.

You may request a free copy of these filings, other than any exhibits, unless the exhibits are specifically incorporated by reference into this prospectus, by writing or telephoning us at the following address:

Radian Group Inc.

1601 Market Street

Philadelphia, Pennsylvania 19103

Attention: Investor Relations

(215) 564-6600

The Trusts

There are no separate financial statements of the trusts in this prospectus. We do not believe the financial statements would be helpful to the holders of the trust preferred securities of the trusts because:

•	we, a reporting company under the Exchange Act, will directly or indirectly own all of the voting securities of the trusts;

•	the trusts have no independent operations or proposals to engage in any activity other than issuing securities representing undivided beneficial interests in the assets of the applicable trust and investing the proceeds in subordinated debt securities issued by us; and

•	our obligations under the amended and restated trust agreement of each trust, the guarantee issued with respect to the trust preferred securities of that trust and the subordinated debt securities purchased by that trust under the related indenture, when taken together, constitute a full and unconditional guarantee of payments due on the trust preferred securities. See “Description of Trust Preferred Securities Guarantees.”

The trusts are not subject to the information reporting requirements of the Exchange Act.

$250,000,000

Radian Group Inc.

5.375% Senior Notes due 2015

PROSPECTUS SUPPLEMENT

June 2, 2005

Joint Book-Running Managers

Banc of America Securities LLC

Bear, Stearns & Co. Inc.

Barclays Capital

Fifth Third Securities, Inc.

Goldman, Sachs & Co.

JPMorgan

KeyBanc Capital Markets

RBS Greenwich Capital

Wells Fargo Securities